EXHIBIT 10.4


                                CREDIT AGREEMENT

                          dated as of July 16, 2001
                                      among

                       AMERICAN ITALIAN PASTA COMPANY,

                       VARIOUS FINANCIAL INSTITUTIONS,

                             FIRSTAR BANK, N.A.,
                              as Syndication Agent,

                                BANK ONE, NA,
                             as Documentation Agent,

                          CREDIT AGRICOLE INDOSUEZ,
                             FLEET NATIONAL BANK,
                        KEYBANK NATIONAL ASSOCIATION,
               COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK
                 B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH,
                             WACHOVIA BANK, N.A.,
                                       and
                           WELLS FARGO BANK, N.A.,
                                  as Co-Agents,

                                       and

                            BANK OF AMERICA, N.A.,
                             AS ADMINISTRATIVE AGENT

                         BANC OF AMERICA SECURITIES LLC
                   Sole Lead Arranger and Sole Book Manager

                                TABLE OF CONTENTS
                                                                            Page


SECTION 1  DEFINITIONS; OTHER INTERPRETIVE PROVISIONS; ACCOUNTING
PRINCIPLES...................................................................8

   1.1 DEFINITIONS...........................................................8

   1.2 OTHER INTERPRETIVE PROVISIONS........................................24

   1.3 ACCOUNTING PRINCIPLES................................................24


SECTION 2 COMMITMENTS OF THE LENDERS; BORROWING PROCEDURES; LETTER OF
CREDIT PROCEDURES...........................................................25

   2.1 COMMITMENTS..........................................................25

    2.1.1 Revolving Loans...................................................25

    2.1.2 Letter of Credit Commitment.......................................25

    2.1.3 Commitment Limits.................................................25

    2.1.4 Valuation of Certain Eurocurrency Loans and Certain Letters
    of Credit...............................................................25

   2.2 REVOLVING LOAN PROCEDURES............................................25

    2.2.1 Various Types of Revolving Loans..................................25

    2.2.2 Borrowing Procedures..............................................26

    2.2.3 Conversion and Continuation Procedures............................26

   2.3  LETTER OF CREDIT PROCEDURES.........................................27

    2.3.1 Issuance of Letters of Credit.....................................27

    2.3.2 Participations in Letters of Credit...............................28

    2.3.3 Reimbursement Obligations.........................................28

    2.3.4 Limitation on the Issuer's Obligations............................29

    2.3.5 Funding by Lenders to the Issuer..................................29

   2.4 SWING LINE LOANS.....................................................29

    2.4.1 Swing Line Loans..................................................30

    2.4.2 Swing Line Loan Procedures........................................30

    2.4.3 Refunding of, or Funding of Participations in, Swing Line
    Loans...................................................................30

    2.4.4 Repayment of Participations.......................................31

   2.5 PARTICIPATION OBLIGATIONS UNCONDITIONAL..............................31

   2.6 WARRANTY.............................................................31

   2.7 CONDITIONS...........................................................32

   2.8  COMMITMENTS SEVERAL.................................................32

SECTION 3  LOAN ACCOUNTS AND NOTES..........................................32

   3.1 LOAN ACCOUNT.........................................................32

   3.2 NOTES................................................................32


SECTION 4  INTEREST.........................................................32

   4.1 INTEREST RATES.......................................................32

   4.2 INTEREST PAYMENT DATES...............................................33

   4.3 SETTING AND NOTICE OF CERTAIN RATES..................................33

   4.4 COMPUTATION OF INTEREST..............................................33


SECTION 5  FEES.............................................................33

   5.1 NON-USE FEES.........................................................33

   5.2 LETTER OF CREDIT FEES................................................34

   5.3 ADMINISTRATIVE AGENT'S AND ARRANGER'S FEES...........................34


SECTION 6 REDUCTION OR TERMINATION OF THE COMMITMENTS;......................35

   6.1 REDUCTION OR TERMINATION OF THE COMMITMENTS..........................35

    6.1.1 Scheduled Mandatory Reductions of the Aggregate Commitment
    Amount..................................................................35

    6.1.2 Mandatory Reductions of the Aggregate Commitment..................35

    6.1.3 Voluntary Reduction of Commitments................................35

    6.1.4 All Reductions Pro Rata...........................................35

   6.2 PREPAYMENTS..........................................................35

    6.2.1 Mandatory Prepayments Resulting from Commitment Reductions........36

    6.2.2 Mandatory Prepayments Resulting from Currency Fluctuations........36

    6.2.3 Voluntary Prepayments.............................................36

    6.2.4 All Prepayments...................................................36


SECTION 7  MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES..................36

   7.1 MAKING OF PAYMENTS...................................................36

   7.2 APPLICATION OF CERTAIN PAYMENTS......................................37

   7.3 DUE DATE EXTENSION...................................................37

   7.4 SETOFF...............................................................37

   7.5 PRORATION OF PAYMENTS................................................37

   7.6 TAXES WITH RESPECT TO PAYMENTS BY THE COMPANY........................38


SECTION 8  INCREASED COSTS; SPECIAL PROVISIONS FOR EUROCURRENCY LOANS.......39

   8.1 INCREASED COSTS......................................................39

   8.2 BASIS FOR DETERMINING EUROCURRENCY INTEREST RATE INADEQUATE OR
   UNFAIR...................................................................40

   8.3 CHANGES IN LAW RENDERING EUROCURRENCY LOANS UNLAWFUL.................41

   8.4 FUNDING LOSSES.......................................................42

   8.5 RIGHT OF LENDERS TO FUND THROUGH OTHER OFFICES.......................42

   8.6 DISCRETION OF LENDERS AS TO MANNER OF FUNDING........................42

   8.7 MITIGATION OF CIRCUMSTANCES; REPLACEMENT OF AFFECTED LENDER..........42

   8.8 CONCLUSIVENESS OF STATEMENTS; SURVIVAL OF PROVISIONS.................43


SECTION 9  WARRANTIES.......................................................43

   9.1 ORGANIZATION, ETC....................................................44

   9.2 AUTHORIZATION; NO CONFLICT...........................................44

   9.3 VALIDITY AND BINDING NATURE..........................................44

   9.4 FINANCIAL INFORMATION................................................44

   9.5 NO MATERIAL ADVERSE CHANGE...........................................45

   9.6 LITIGATION AND CONTINGENT LIABILITIES................................45

   9.7 OWNERSHIP OF PROPERTIES; LIENS.......................................45

   9.8 SUBSIDIARIES.........................................................45

   9.9 ERISA COMPLIANCE.....................................................45

   9.10 INVESTMENT COMPANY ACT..............................................46

   9.11 PUBLIC UTILITY HOLDING COMPANY ACT..................................46

   9.12 REGULATION U........................................................46

   9.13 TAXES...............................................................46

   9.14 ENVIRONMENTAL COMPLIANCE............................................46

   9.15 INFORMATION.........................................................47

   9.16 BORDEN BRANDS ACQUISITION...........................................47


SECTION 10  COVENANTS.......................................................47

   10.1 REPORTS, CERTIFICATES AND OTHER INFORMATION.........................47

    10.1.1 Audit Report.....................................................47

    10.1.2 Quarterly Reports................................................48

    10.1.3 Compliance Certificates..........................................48

    10.1.4 Reports to SEC...................................................48

    10.1.5 Notice of Default, Litigation and ERISA Matters..................48

    10.1.6 Subsidiaries.....................................................49

    10.1.7 Management Reports...............................................49

    10.1.8 Projections......................................................49

    10.1.9 Other Information................................................49

   10.2 BOOKS, RECORDS AND INSPECTIONS......................................49

   10.3 INSURANCE...........................................................49

   10.4 COMPLIANCE WITH LAWS; PAYMENT OF TAXES..............................50

   10.5 MAINTENANCE OF EXISTENCE, ETC.......................................50

   10.6 FINANCIAL COVENANTS.................................................50

    10.6.1 Minimum Fixed Charge Coverage Ratio..............................50

    10.6.2 Maximum Leverage Ratio...........................................50

    10.6.3 Minimum Consolidated Net Worth...................................51

    10.6.4 Minimum Consolidated EBITDA......................................51

   10.7 LIMITATIONS ON DEBT.................................................51

   10.8 LIENS...............................................................51

   10.9 BUSINESS............................................................52

   10.10 RESTRICTED PAYMENTS................................................52

   10.11 INVESTMENTS........................................................53

   10.12 MERGERS, CONSOLIDATIONS, SALES.....................................53

   10.13 USE OF PROCEEDS....................................................53

   10.14 INCONSISTENT AGREEMENTS............................................53

   10.15 TRANSACTIONS WITH AFFILIATES.......................................54

   10.16 EMPLOYEE BENEFIT PLANS.............................................54

   10.17 ENVIRONMENTAL LAWS.................................................54

   10.18 UNCONDITIONAL PURCHASE OBLIGATIONS.................................54

   10.19 FURTHER ASSURANCES.................................................54

   10.20 TRANSFERS TO FOREIGN SUBSIDIARIES..................................55


SECTION 11  CONDITIONS PRECEDENT............................................55

   11.1 INITIAL CREDIT EXTENSION............................................55

    11.1.1 Agreement and Notes..............................................55

    11.1.2 Resolutions......................................................55

    11.1.3 Incumbency and Signature Certificates............................56

    11.1.4 Opinion of Counsel for the Company...............................56

    11.1.5 Guaranty.........................................................56

    11.1.6  Pledge Agreement................................................56

    11.1.7  Collateral Partnership Assignment...............................56

    11.1.8 Membership Interest Pledge Agreement.............................56

    11.1.9 Financing Statements.............................................56

    11.1.10  Borden Brands Acquisition Documents............................56

    11.1.11  Other..........................................................56

   11.2 ALL CREDIT EXTENSIONS...............................................56

    11.2.1  No Default......................................................56

    11.2.2  Confirmatory Certificate........................................57

    11.3 Certain Loans......................................................57


SECTION 12  EVENTS OF DEFAULT AND THEIR EFFECT..............................57

   12.1 EVENTS OF DEFAULT...................................................57

    12.1.1  Non-Payment of the Loans, etc...................................57

    12.1.2  Non-Payment of Other Debt.......................................57

    12.1.3..................................................................57

    Bankruptcy, Insolvency, etc.............................................57

    12.1.4  Non-Compliance with Provisions of This Agreement................58

    12.1.5  Warranties......................................................58

    12.1.6  ERISA...........................................................58

    12.1.7  Judgments.......................................................58

    12.1.8  Change in Control...............................................58

    12.1.9  Invalidity of Loan Documents....................................58

   12.2 EFFECT OF EVENT OF DEFAULT..........................................59

SECTION 13  THE ADMINISTRATIVE AGENT........................................59

   13.1 APPOINTMENT AND AUTHORIZATION.......................................59

   13.2 DELEGATION OF DUTIES................................................60

   13.3 LIABILITY OF ADMINISTRATIVE AGENT...................................60

   13.4 RELIANCE BY ADMINISTRATIVE AGENT....................................61

   13.5 NOTICE OF DEFAULT...................................................61

   13.6 CREDIT DECISION.....................................................62

   13.7 INDEMNIFICATION.....................................................62

   13.8 ADMINISTRATIVE AGENT IN INDIVIDUAL CAPACITY.........................63

   13.9 SUCCESSOR ADMINISTRATIVE AGENT......................................63

   13.10 OTHER AGENTS.......................................................63

   13.11 NON-RECEIPT OF FUNDS BY THE ADMINISTRATIVE AGENT...................64


SECTION 14  GENERAL.........................................................64

   14.1 WAIVER; AMENDMENTS..................................................64

   14.2 NOTICES.............................................................65

   14.3 PAYMENTS SET ASIDE..................................................66

   14.4 COSTS, EXPENSES AND TAXES...........................................66

   14.5 SUCCESSORS AND ASSIGNS..............................................67

   14.6 ASSIGNMENTS; PARTICIPATIONS.........................................67

    14.6.1  Assignments.....................................................67

    14.6.2  Participations..................................................68

    14.6.3  Designation of SPVs.............................................69

   14.7 GOVERNING LAW.......................................................70

   14.8 COUNTERPARTS........................................................70

   14.9 JUDGMENT............................................................70

   14.10 INDEMNIFICATION BY THE COMPANY; EXCULPATION........................71

   14.11 ECONOMIC AND MONETARY UNION IN THE EUROPEAN COMMUNITY..............71

   14.12 CONFIDENTIALITY....................................................72

   14.13 NO THIRD PARTIES BENEFITTED........................................72

   14.14 FORUM SELECTION AND CONSENT TO JURISDICTION........................73

   14.15 WAIVER OF JURY TRIAL...............................................73

   14.16  MISSOURI STATUTORY NOTICE.........................................73

   14.17 ENTIRE AGREEMENT...................................................74


SCHEDULES

SCHEDULE 1.1(a)           Lenders, Commitments and Percentages
SCHEDULE 1.1(b)           Pricing Schedule
SCHEDULE 9.6              Litigation and Contingent Liabilities
SCHEDULE 9.8              Subsidiaries
SCHEDULE 10.7(f)          Debt to be Repaid
SCHEDULE 10.8             Liens
SCHEDULE 10.11            Investments
SCHEDULE 14.2             Addresses for Notices

EXHIBITS

EXHIBIT A      Form of Note
EXHIBIT B      Form of Notice of Borrowing
EXHIBIT C      Form of Notice of Conversion/Continuation
EXHIBIT D      Form of Guaranty
EXHIBIT E      Form of Pledge Agreement
EXHIBIT F      Form of Compliance Certificate
EXHIBIT G      Form of Opinion of Blackwell Sanders Peper Martin LLP, counsel to the Company and the Guarantors
EXHIBIT H      Form of Assignment Agreement
EXHIBIT I      Form of Collateral Partnership Assignment
EXHIBIT J      Form of Membership Interest Pledge Agreement

                                CREDIT AGREEMENT


      This CREDIT AGREEMENT dated as of July 16, 2001 (this "Agreement") is among AMERICAN ITALIAN PASTA COMPANY, a Delaware corporation (the "Company"), various financial institutions (together with their respective successors and assigns, collectively the "Lenders" and individually each a "Lender") and BANK OF AMERICA, N.A. ("Bank of America"), as letter of credit issuer and swing line lender and as administrative agent for the Lenders.

      WHEREAS, the Company has requested that the Lenders provide revolving credit facilities to the Company; and

      WHEREAS, the Lenders are willing to extend commitments to make loans to, and to issue or participate in letters of credit for the account of, the Company on the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      SECTION 1  DEFINITIONS; OTHER INTERPRETIVE PROVISIONS; ACCOUNTING
PRINCIPLES.

      1.1 Definitions. When used herein the following terms shall have the following meanings:

      Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or
(c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

      Administrative Agent means Bank of America in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

      Affected Lender means any Lender that has given notice to the Company (which has not been rescinded) of (a) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (b) the occurrence of any circumstance of the nature described in Section 8.2 or 8.3.

      Affected Loan - see Section 8.3.

      Affiliate of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.

      Agent-Related Persons means the Administrative Agent (including any successor administrative agent arising under Section 13.9), together with its Affiliates (including, in the case of Bank of America in its capacity as Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons.

      Agent's Payment Office means, with respect to payments in any currency or notices with respect thereto, the applicable address of the Administrative Agent set forth on Schedule 14.2 or such other address or addresses as the Administrative Agent may from time to time specify in accordance with Section 14.2.

      Aggregate Commitment Amount means $300,000,000, as such amount may be reduced from time to time in accordance with this Agreement.

      Aggregate Outstandings means at any time the sum of (a) the aggregate Dollar Equivalent principal amount of all outstanding Revolving Loans and Swing Line Loans and (b) the Stated Amount of all Letters of Credit.

      Agreement - see the Preamble.

      Applicable Asset Sale Proceeds means the Net Cash Proceeds from any Asset Sale, excluding (i) Net Cash Proceeds from any sale of fixed assets so long as such Net Cash Proceeds are used within 90 days to purchase other fixed assets for use in the business of the Company or a Subsidiary and (ii) the first $5,000,000 (or the Dollar Equivalent thereof) of Net Cash Proceeds received from all other Asset Sales in any Fiscal Year.

      Applicable Base Rate Margin - see Schedule 1.1(b).

      Applicable Eurocurrency Margin - see Schedule 1.1(b).

      Arranger means Banc of America Securities LLC.

      Asset Sale means the sale, lease, assignment or other transfer for value by the Company or any Subsidiary to any Person (other than the Company or any Subsidiary) of any asset or right of the Company or such Subsidiary (including any sale or other transfer of stock of any Subsidiary, whether by merger, consolidation or otherwise, but excluding any sale of inventory in the ordinary course of business).

      Assignee - see Section 14.6.1.

      Assignment Agreement - see Section 14.6.1.

      Attorney Costs means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

      Available Currency means Dollars, Euros, British Pounds Sterling, Italian Lire and any other currency that (i) in the opinion of the Administrative Agent is freely transferable and freely convertible into Dollars, (ii) is requested by the Company and (iii) is approved by each Lender.

      Bank of America - see the Preamble.

      Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.5% per annum and (b) the rate per annum then most recently publicly announced by Bank of America as its prime rate. (The "prime rate" is a rate set by Bank of America based upon various factors, including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

      Base Rate Loan means any Revolving Loan which bears interest at or by reference to the Base Rate.

      Borden Brands Acquisition means the acquisition by the Company of certain assets pursuant to the Borden Brands Purchase Agreement.

      Borden Brands Purchase Agreement means the Asset Purchase Agreement dated as of June 1, 2001 among Borden Foods Corporation, BFC Investments, L.P., BF Foods International Corporation and the Company.

      Business Day means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent's Payment Office with respect to payments in Dollars is located and (i) in the case of a Business Day which relates to a Eurocurrency Loan denominated in a currency other than Euro or to a Letter of Credit denominated in a currency other than Dollars, a day on which dealings in deposits in such currency are carried on in the London interbank market and (ii) in the case of a Business Day which relates to a Eurocurrency Loan or a Letter of Credit denominated in Euro, a TARGET Day.

      Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

      Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government, (b) commercial paper, maturing not more than one year from the date of issue, which is issued by (i) a corporation (except the Company or an Affiliate of the Company) organized under the laws of any State of the United States of America or of the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Services, Inc., a division of The McGraw Hill Companies, Inc., or P-1 by Moody's Investors Service, Inc., at the time of investment or (ii) any Lender (or its holding company), (c) any certificate of deposit or bankers' acceptance or Eurocurrency time deposit, maturing not more than one year after the date of issue, which is issued by either (i) a financial institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $100,000,000 or (ii) any Lender, (d) any repurchase agreement with a term of one year or less which (i) is entered into with (A) any Lender, or (B) any other commercial banking institution of the stature referred to in clause
(c)(i), (ii) is secured by a fully perfected Lien in any obligation of the type described in any of clauses (a) through (c) and (iii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder or (e) investments in money market funds that invest solely in Cash Equivalent Investments of the types described in clauses (a) through (d).

      Change in Control means an event or series of events by which:

     (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan maintained for employees of the Company and its Subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity interests of the Company; or

     (b) during any period of 12 consecutive months, a majority of the members of the board of directors of the Company cease to be composed of individuals (i) who were members of such board on the first day of such period, (ii) whose election or nomination to such board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of such board or (iii) whose election or nomination to such board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of such board.

     Code means the Internal Revenue Code of 1986.

     Collateral Documents means the Pledge Agreement, the Membership Interest Pledge Agreement, each Collateral Partnership Assignment and any other agreement pursuant to which the Company or any Guarantor grants collateral to the Administrative Agent for the benefit of the Lenders.

     Collateral Partnership Assignment means a Collateral Assignment of Partnership Interests executed by the Company or a Subsidiary and the Administrative Agent, substantially in the form of Exhibit I.

      Commitment means, as to any Lender, (a) such Lender's commitment to make RevolIving Loans and to participate in Swing Line Loans and in Letters of Credit in an aggregate amount not exceeding the amount set forth for such Lender on Schedule 1.1(a), as adjusted from time to time in accordance with the terms hereof, or (b) such amount as so adjusted.

      Commitment Reduction Date - see Section 6.1.1.

      Company - see the Preamble.

      Computation Date means the last Business Day of each calendar month and
(a) with respect to matters relating to Loans, each date on which (i) the Company borrows, converts or continues, as applicable, any Loan; (ii) the Dollar Equivalent amount of any Eurocurrency Loan of an Affected Lender is required to be determined under Section 8.3; or (iii) the Aggregate Commitment Amount is reduced pursuant to Section 6.1; and (b) with respect to matters relating to any Letter of Credit, each date on which (i) such Letter of Credit is issued or the amount available to be drawn thereunder changes or (ii) the Aggregate Commitment Amount is reduced pursuant to Section 6.1.

      Computation Period means any period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

      Consolidated EBITDA means, with respect to the Company and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining such Consolidated Net Income for such period, Interest Expense, income tax expense, depreciation and amortization; provided that, for purposes of determining Consolidated EBITDA, (i) the consolidated net income of any Person (or division or similar business unit) acquired by the Company or any Subsidiary during such period (plus, to the extent deducted in determining such consolidated net income, interest expense, income tax expense, depreciation and amortization of such Person (or division or business unit)) shall be included on a pro forma basis for such period (as if the consummation of each such acquisition and the incurrence or assumption of any Debt in connection therewith occurred on the first day of such period) and (ii) the consolidated net income of any Person (or division or similar business unit) disposed of by the Company or any Subsidiary during such period (plus, to the extent deducted in determining such consolidated net income, interest expense, income tax expense, depreciation and amortization of such Person (or division or business unit)) shall be excluded on a pro forma basis for such period (assuming the consummation of such disposition occurred on the first day of such period).

      Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period.

      Consolidated Net Worth means the Company's consolidated stockholders' equity.

      Credit Extension means the making of any Loan or the issuance of any Letter of Credit.

      Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been recorded as liabilities on a balance sheet of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than prepaid interest and trade accounts payable in the ordinary course of business),
(d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such indebtedness, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such indebtedness or the fair market value of all property of such Person securing such indebtedness), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person (including the Letters of Credit), (f) the net liabilities of such Person under all Hedging Agreements to which it is a party and (g) all Guaranty Obligations of such Person.

      Debt Issuance means any issuance of Debt by the Company which is not permitted by any provision of Section 10.7 other than clause (g).

      Debt to be Repaid means the Debt listed on Schedule 10.7(f).

      Dollar Equivalent means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other Available Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Available Currency on the most recent Computation Date or such other date as is specified herein.

      Dollars and $ mean lawful money of the United States of America.

      Effective Date - see Section 11.1.

      Environmental Laws means all laws relating to environmental, health, safety and land use matters applicable to any property.

      Equity Issuance means the issuance of equity securities or interests by the Company or any Subsidiary (other than issuances of equity securities or interests by any Subsidiary to the Company or any other Subsidiary).

      ERISA means the Employee Retirement Income Security Act of 1974 and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

      ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or
(c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

      ERISA Event means (a) a Reportable Event with respect to a Pension Plan,
(b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

      Euro means the single currency of the participating member states of the European Union.

      Eurocurrency Loan means any Revolving Loan which bears interest at a rate determined by reference to the Eurocurrency Rate (Reserve Adjusted).

      Eurocurrency Office means, with respect to any Lender, the office or offices of such Lender which shall be making or maintaining the Eurocurrency Loans of such Lender hereunder or, if applicable, such other office or offices through which such Lender determines the Eurocurrency Rate. A Eurocurrency Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

      Eurocurrency Rate means, with respect to any Eurocurrency Loan for any Interest Period, (i) the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3750) for deposits (for delivery two Business Days prior to the beginning of such Interest Period) in the applicable currency with a term equivalent to the applicable Interest Period, determined as of approximately 11:00 a.m., London time, on such date of determination, or (ii) if the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward, if necessary, to the nearest five decimal places) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery two Business Days prior to the beginning of such Interest Period) in the applicable currency with a term equivalent to such Interest Period determined as of approximately 11:00 a.m., London time, on such date of determination, or (iii) if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum equal to the offered quotation rate (rounded upward, if necessary, to the nearest five decimal places) to first class banks in the London interbank market by the Administrative Agent for deposits (for delivery two Business Days prior to the beginning of such Interest Period) of amounts in same day funds comparable to the principal amount of the Eurocurrency Loan of Bank of America included in the Eurocurrency borrowing for which the Eurocurrency Rate is then being determined with a maturity comparable to such Interest Period as of approximately 11:00 a.m., London time, on such date of determination.

      Eurocurrency Rate (Reserve Adjusted) means, with respect to any Eurocurrency Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/10,000 of 1%) determined pursuant to the following formula:

               Eurocurrency Rate     =      Eurocurrency Rate
            (Reserve Adjusted)                1-Eurocurrency
                                                              Reserve Percentage

      Eurocurrency Reserve Percentage means, with respect to any Eurocurrency Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the FRB, for determining the aggregate maximum reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D of the FRB or any other then applicable regulation of the FRB which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in such Regulation D.

      Eurodollar Loan means a Eurocurrency Loan denominated in Dollars.

      Event of Default means any of the events described in Section 12.1.

      Existing Credit Facility means the Credit Agreement dated as of October 30, 1992, amended and restated as of July 1, 1994, as further amended and restated as of February 26, 1996, as further amended and restated as of April 11, 1997, as further amended and restated as of October 17, 1997 and as further amended and restated as of April 26, 2000 among the Company, various financial institutions and Bankers Trust Company, as agent.

      Existing Euro Loans - see Section 11.1.

      Existing Letter of Credit means letter of credit numbered S040375 issued for the account of the Company by Bank of America (as successor to Boatmen's First National Bank).

      Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)" or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

      Fiscal Quarter means a fiscal quarter of a Fiscal Year.

      Fiscal Year means the fiscal year of the Company and its Subsidiaries, which shall be a 52-week period ending on or about September 30 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 2001") refer to the Fiscal Year ending on or about September 30 of such calendar year.

      Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the result of (i) Consolidated EBITDA for such Computation Period less
(ii) depreciation for such Computation Period less (iii) cash income tax expense for such Computation Period less (iv) cash dividends paid by the Company during such Computation Period to (b) the sum of (i) Interest Expense to the extent payable in cash during such Computation Period plus (ii) the amount of all reductions of the Aggregate Commitment Amount required to be made on any Commitment Reduction Date during such Computation Period plus (iii) the actual aggregate amount of all scheduled principal payments on Debt (other than Debt hereunder) required to be made (and actually made) by the Company and its Subsidiaries during such Computation Period; provided that in calculating Interest Expense for any Computation Period, any Debt incurred or assumed in connection with the acquisition of any Person (or division or similar business unit) shall be assumed to have been incurred or assumed on the first day of such period (with a corresponding increase in Interest Expense) and any Debt assumed by any Person (other than the Company or any Subsidiary) in connection with the disposition of any Person (or division or similar business unit) disposed of by the Company or any Subsidiary during such period shall be assumed to have been repaid on the first day of such period (with a corresponding decrease in Interest Expense).

      Foreign Subsidiary means any Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state or territory thereof and (b) does substantially all of its business (other than export sales to the United States) outside of the United States of America or any state or territory thereof.

      FRB means the Board of Governors of the Federal Reserve System and any successor thereto.

      Funded Debt means all Debt of the Company and its Subsidiaries determined on a consolidated basis, excluding (i) contingent obligations in respect of undrawn letters of credit and Guaranty Obligations (except, in each case, to the extent constituting Guaranty Obligations in respect of Debt of a Person other than the Company or any Subsidiary) and (ii) Hedging Obligations.

      GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

      Governmental Authority means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

      Group - see Section 2.2.1.

      Guarantor means each Subsidiary that is a party to the Guaranty.

      Guaranty means the Guaranty executed by certain Subsidiaries of the Company in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit D.

      Guaranty Obligation means, as to any Person, any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Debt or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part); provided that the term "Guaranty Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

      Hazardous Material means any hazardous, toxic or dangerous substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law or any other Federal, state or local statute, law, ordinance, code, regulation or order, or any other requirement of any Governmental Authority regulating, relating to, or imposing liability for, or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material as now or any time hereafter in effect and applicable to any real property owned by or leased to the Company or any Subsidiary or on which the Company or any Subsidiary carries on any of its operations (provided that no such state or local statute, law, ordinance, code, regulation, order or other requirement shall be deemed to have extraterritorial application).

      Hedging Agreement means any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, foreign exchange agreement, forward rate agreement or other agreement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

      Hedging Obligations means, with respect to any Person, all liabilities of such Person under Hedging Agreements.

      Indemnified Liabilities - see Section 14.10.

      Indemnified Person - see Section 14.10.

      Interest Expense means for any period the consolidated interest expense of the Company and its Subsidiaries for such period.

      Interest Period means, as to any Eurocurrency Loan, the period commencing on the date such Loan is borrowed (or, in the case of a Eurodollar Loan, converted from a Base Rate Loan), or on the expiration of the immediately preceding Interest Period for such Loan, as applicable, and ending on the date one, two, three, six or, if available to all Lenders, twelve months thereafter as selected by the Company in its related notice of borrowing, conversion or continuation, as the case may be; provided that:

            (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the immediately following Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

            (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

            (iii) no Interest Period for any Loan shall extend beyond the scheduled Termination Date; and

            (iv) the Company may not select any Interest Period which would extend beyond any Commitment Reduction Date if, after giving effect to such selection, the aggregate principal amount of all Eurocurrency Loans having Interest Periods ending after such date plus the aggregate Stated Amount of all Letters of Credit scheduled to remain outstanding after such date (assuming no drawings are made thereunder) would exceed the Aggregate Commitment Amount scheduled to be in effect after giving effect to the reduction on such date.

      Investment means, with respect to any Person, (a) any loan or advance made by such Person to any other Person (excluding (i) advances to, and deposits with, contractors and suppliers and (ii) trade accounts payable, in each case in the ordinary course of business consistent with the past practice of the Company and its Subsidiaries) and (b) any ownership or similar interest held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

      IRS means the United States Internal Revenue Service.

      Issuer means Bank of America in its capacity as issuer of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer under Section 13.9.

      LC Fee Rate - see Schedule 1.1(b).

      Lender - see the Preamble. References to the "Lenders" shall include (a) the Issuer and (b) the Swing Line Lender; for purposes of clarification only, to the extent that Bank of America (or any successor Issuer or Swing Line Lender) may have rights or obligations in addition to those of the other Lenders due to its status as Issuer or Swing Line Lender, its status as such will be specifically referenced.

      Letter of Credit - see Section 2.1.2.

      Letter of Credit Application means a letter of credit application in the form then used by the Issuer for the type of letter of credit requested.

      Leverage Ratio means, for any Computation Period, the ratio of (a) Funded Debt as of the last day of such Computation Period to (b) Consolidated EBITDA for such Computation Period.

      Lien means, when used with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge, assignment by way of security or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

      Loan means a Revolving Loan or a Swing Line Loan.

      Loan Documents means this Agreement, the Guaranty, the Collateral Documents, the Notes and the Letter of Credit Applications.

      Margin Stock means "margin stock" as defined in Regulation U of the FRB.

      Material Adverse Effect means, relative to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental proceeding), a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company or any Guarantor to timely and fully perform any of its payment or other material obligations under this Agreement or any other Loan Document to which it is a party.

      Membership Interest Pledge Agreement means the Membership Interest Pledge Agreement among the Company, various Subsidiaries and the Administrative Agent, substantially in the form of Exhibit J.

      Multiemployer Plan means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

      Net Cash Proceeds means:

      (a) with respect to any Asset Sale, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such Asset Sale, net of (i) the direct costs relating to such Asset Sale (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or payable as a result thereof (after taking into account any available tax credit or deduction and any tax sharing arrangement), (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Sale, (iv) in the case of the sale of the stock of any Subsidiary, any Debt of such Subsidiary which is required to be repaid as a result of or in connection with such sale (other than the Loans) and (v) any reserve for adjustment in respect of the sale price of such asset (until such amount is available to the Company or the applicable Subsidiary); and

      (b) with respect to any Debt Issuance or Equity Issuance, the aggregate cash proceeds received by the Company or any Subsidiary pursuant to such issuance, net of the direct costs relating to such issuance (including filing costs, sales and underwriter's commissions and legal, accounting and investment banking fees).

      Non-Use Fee Rate - see Schedule 1.1(b).

      Note - see Section 3.2.

      Overnight Rate means, for any day, the rate of interest per annum at which overnight deposits in the applicable currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by the relevant branch of Bank of America to major banks in the applicable London interbank market. The Overnight Rate for any day which is not a Business Day shall be the Overnight Rate for the preceding Business Day.

      Participant - see Section 14.6.2.

      PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

      Pension Plan means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

      Percentage means, for any Lender, the percentage set forth opposite such Lender's name on Schedule 1.1(a), as adjusted by any assignment pursuant to
Section 14.6.1; provided that if and so long as any Lender fails to fund its participation in any Letter of Credit or Swing Line Loan when required by
Section 2.3.2 or 2.4.3, such Lender's Percentage shall be deemed for purposes of this definition to be reduced to the extent of the defaulted amount and the Percentage of the Issuer or the Swing Line Lender, as applicable, shall be deemed for purposes of this definition to be increased to such extent.

      Permitted Acquisition means any Acquisition by the Company or any Subsidiary with respect to which each of the following requirements shall have been satisfied:

      (a) the assets to be acquired are for use, or the Person to be acquired is, in the same or a similar line of business as the Company and its Subsidiaries;

      (b) in the case of the Acquisition of a Person, such Acquisition has been approved and recommended by the board of directors or other governing body of such Person;

      (c) no Event of Default or Unmatured Event of Default shall exist on the date of such Acquisition, either before and after giving effect to such Acquisition;

      (d) the Company is in pro forma compliance with all financial covenants set forth in Section 10.6 after giving effect to such Acquisition;

      (e) if the cash consideration for such Acquisition is more than $5,000,000, the Company shall have delivered to the Administrative Agent, not less than 10 Business Days prior to the closing of such Acquisition, a certificate demonstrating (i) compliance with clause (d) above and (ii) that the Leverage Ratio on a pro forma basis after giving effect to such Acquisition will be at least 0.25 to 1.0 less than the applicable level set forth in Section
10.6.2 for the Computation Period ending on the last day of the Fiscal Quarter in which such Acquisition occurs;

      (f) if the cash consideration for such Acquisition is more than $30,000,000, the Required Lenders shall have approved such Acquisition; and

      (g) if, after giving effect to such Acquisition, the cash consideration for all Acquisitions completed on or after the Effective Date (excluding the Borden Brands Acquisition) will for the first time exceed $75,000,000, the Required Lenders shall have approved such Acquisition.

      Permitted Restricted Payments - see Section 10.10.

      Person means any natural person, corporation, company, partnership, limited liability company, trust, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

      Plan means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Company or any ERISA Affiliate.

      Pledge Agreement means the Pledge Agreement among the Company, various Subsidiaries and the Administrative Agent, substantially in the form of Exhibit E.

      Reportable Event means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

      Required Lenders means Lenders having Percentages aggregating 51% or more.

      Revolving Loan - see Section 2.1.1.

      SEC means the Securities and Exchange Commission.

      Signing Date means the date on which this Agreement has been executed and delivered by all of the initial parties hereto.

      Specified Proceeds means $25,000,000 of Net Cash Proceeds received from the first Debt Issuance of $75,000,000 or more after the date hereof which meets all of the requirements of Section 10.7(g).

      Spot Rate for a currency means the rate quoted by Bank of America as the spot rate for the purchase by Bank of America of such currency with another currency in accordance with its customary procedures at approximately 11:00 a.m., Chicago time, on the date two Business Days prior to the date as of which the foreign exchange computation is made.

      Stated Amount means, with respect to any Letter of Credit at any date of determination, the sum of the maximum Dollar Equivalent amount available to be drawn thereunder at any time during the remaining term of such Letter of Credit under any and all circumstances plus the aggregate Dollar Equivalent amount of all unreimbursed payments and disbursements previously made under such Letter of Credit.

      Subsidiary of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of stock or other equity interests having ordinary voting power for the election of the board of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" shall refer to a Subsidiary of the Company.

      Swing Line Lender means Bank of America in its capacity as swing line lender hereunder, together with any replacement swing line lender arising under
Section 13.9.

      Swing Line Loan - see Section 2.4.1.

      Taxes means any present or future income, excise or stamp taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding franchise taxes and taxes imposed on or measured by the gross or net income or receipts of the Administrative Agent or any Lender.

      TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (or any successor) is open for business.

      Termination Date means October 2, 2006 or such earlier date on which the Commitments terminate pursuant to Section 6 or 12.

      Type of Loan or Borrowing refers to the interest rate basis for a Revolving Loan or a borrowing of Revolving Loans. The "Types" of Revolving Loans or borrowings are Eurocurrency Loans or borrowings and Base Rate Loans or borrowings.

      Unfunded Pension Liability means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

      Unmatured Event of Default means any event which if it continues uncured will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.

      Wholly-Owned Subsidiary means a Subsidiary of which the Company and/or its Subsidiaries own, directly or indirectly, all of the outstanding shares of capital stock (other than directors' qualifying shares) or other equity interests.

      1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the terms defined.

     (b) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

          (ii) The term "including" is not limiting and means "including without limitation."

          (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."

          (iv) For the purposes of calculating interest and non-use fees, the principal of a Loan shall be deemed to be outstanding on the date a Loan is made but not on the date paid so long as it is paid by the time required by
     Section 7.1 (and is not paid on the date it is made).

      (c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

      (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

      (e) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

      1.3 Accounting Principles. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 10.6 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend any covenant in Section 10.6 for such purpose), then the Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

      SECTION 2 COMMITMENTS OF THE LENDERS; BORROWING PROCEDURES; LETTER OF CREDIT PROCEDURES.

      2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Company as follows:

      2.1.1 Revolving Loans. Each Lender agrees to make loans to the Company on a revolving basis (collectively "Revolving Loans" and individually each a "Revolving Loan") from time to time before the Termination Date in such Lender's Percentage of such aggregate amounts as the Company may from time to time request from all Lenders.

      2.1.2 Letter of Credit Commitment. (a) The Issuer will issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are otherwise reasonably satisfactory to the Issuer (collectively with the Existing Letter of Credit, the "Letters of Credit" and individually each a "Letter of Credit"), at the request of and for the account of the Company (or jointly for the account of the Company and a Subsidiary) from time to time before the Termination Date; and (b) as more fully set forth in
Section 2.3, each Lender agrees to purchase a participation in each Letter of Credit.

      2.1.3 Commitment Limits. Notwithstanding any other provision of this Agreement, (a) the Aggregate Outstandings shall not at any time exceed the Aggregate Commitment Amount, (b) the Stated Amount of all Letters of Credit shall not at any time exceed $20,000,000 and (c) the aggregate outstanding Dollar Equivalent principal amount of all Eurocurrency Loans denominated in a currency other than Dollars shall not exceed at any time $100,000,000.

      2.1.4 Valuation of Certain Eurocurrency Loans and Certain Letters of Credit. The Administrative Agent will determine the Dollar Equivalent amount of each Eurocurrency Loan and each Letter of Credit denominated in a currency other than Dollars on each Computation Date, and such determination shall be conclusive absent demonstrable error.

      2.2   Revolving Loan Procedures.

      2.2.1 Various Types of Revolving Loans. Each Revolving Loan shall be either a Base Rate Loan or a Eurocurrency Loan, as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or
2.2.3. Eurocurrency Loans having the same Interest Period are sometimes called a "Group" or collectively "Groups". Base Rate Loans and Eurocurrency Loans may be outstanding at the same time; provided that (i) not more than 18 different Groups of Eurocurrency Loans shall be outstanding at any one time and (ii) the aggregate principal amount of each Group of Eurocurrency Loans shall at all times be a Dollar Equivalent of at least $500,000 and an integral multiple of 100,000 units of the applicable currency. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a pro rata share (according to its Percentage) of all Types and Groups of Revolving Loans.

      2.2.2 Borrowing Procedures. The Company shall give written or telephonic (followed promptly by written confirmation thereof) notice to the Administrative Agent of each proposed borrowing of Revolving Loans not later than 10:00 a.m., Chicago time, (a) in the case of a Base Rate borrowing, on the proposed date of such borrowing, (b) in the case of a Eurodollar borrowing, at least three Business Days prior to the proposed date of such borrowing, and (c) in the case of a Eurocurrency borrowing in a currency other than Dollars, at least four Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and Type of borrowing and, in the case of a Eurocurrency borrowing, the initial Interest Period therefor and the applicable currency thereof. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof. Not later than 1:00 p.m., Chicago time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with (a) in the case of a Eurocurrency borrowing in a currency other than Dollars, the applicable currency in immediately available funds, or (b) in the case of a Base Rate borrowing or a Eurodollar borrowing, Dollars in immediately available funds, in each case in the amount equal to such Lender's Percentage of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in
Section 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall promptly pay over the requested amount to the Company. Each borrowing of Revolving Loans shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple thereof. Each other borrowing shall be in the applicable amount required for a Group pursuant to Section 2.2.1.

      2.2.3 Conversion and Continuation Procedures. (a) Subject to the provisions of Section 2.2.1, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

            (i) elect, as of any Business Day, to convert any outstanding Base Rate Loan into a Eurodollar Loan or any outstanding Eurodollar Loan into a Base Rate Loan; or

            (ii) elect, as of the last day of the applicable Interest Period, to continue any Group of Eurocurrency Loans having an Interest Period expiring on such day (or any part thereof in the applicable amount required for a Group pursuant to Section 2.2.1) for a new Interest Period in the same currency.

      (b) The Company shall give written or telephonic (followed promptly by written confirmation thereof) notice to the Administrative Agent of each proposed conversion or continuation not later than 10:00 a.m., Chicago time, (i) in the case of conversion of Eurodollar Loans into Base Rate Loans, on the proposed date of such conversion, (ii) in the case of a conversion of Base Rate Loans into or continuation of Eurodollar Loans, at least three Business Days prior to the proposed date of such conversion or continuation, and (iii) in the case of continuation of Eurocurrency Loans in a currency other than Dollars, at least four Business Days prior to the proposed date of such continuation, specifying in each case:

            (1)  the proposed date of conversion or continuation;

            (2) the aggregate amount of the Revolving Loans to be converted or continued;

            (3) the Type of Revolving Loans resulting from the proposed conversion or continuation; and

            (4) in the case of a continuation of Eurocurrency Loans denominated in a currency other than Dollars or conversion into, or continuation of, Eurodollar Loans, the duration of the requested Interest Period therefor.

      (c) If upon expiration of any Interest Period applicable to Eurocurrency Loans, the Company has failed to select timely a new Interest Period to be applicable to such Eurocurrency Loans, the Company shall be deemed to have elected to continue such Eurocurrency Loans for a one-month Interest Period.

      (d) The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic continuation or conversion.

      (e) Unless the Required Lenders otherwise consent, during the existence of any Event of Default or Unmatured Event of Default, the Company may not elect to have a Revolving Loan converted into or continued as a Eurodollar Loan.

      2.3    Letter of Credit Procedures

      2.3.1 Issuance of Letters of Credit. The Company shall give written notice to the Administrative Agent of the proposed issuance (which, for purposes of this Agreement shall, whenever appropriate, include any increase in the amount available to be drawn under or extension of the term of any Letter of Credit) of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser period as the Issuer may agree) prior to the proposed date of issuance of such Letter of Credit; provided that the Company shall not be required to give written notice of the extension of the term of a Letter of Credit which has an "evergreen" or automatic renewal provision. Each such notice shall be accompanied by a Letter of Credit Application, duly executed by the Company and in all respects reasonably satisfactory to the Issuer, together with such other documentation as the Issuer may reasonably request in support thereof, it being understood that (a) each Letter of Credit Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than 22 days prior to the scheduled Termination Date), the face amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be an Available Currency), the name and address of the beneficiary of such Letter of Credit and whether such Letter of Credit is to be transferable in whole or in part; and (b) the Company shall not request, and the Issuer shall not issue, any Letter of Credit if the aggregate Stated Amount of all Letters of Credit having expiration dates after any Commitment Reduction Date plus the aggregate principal amount of all Eurocurrency Loans having Interest Periods ending after such date would exceed the Aggregate Commitment Amount scheduled to be in effect after giving effect to the reduction on such date. Subject to the satisfaction of the conditions precedent set forth in
Section 11 with respect to the issuance of such Letter of Credit, the Issuer shall issue such Letter of Credit on the requested issuance date. With respect to any Letter of Credit which contains any "evergreen" or automatic renewal provision, each Lender shall be deemed to have consented to any such extension or renewal unless such Lender shall have provided to the Administrative Agent, not less than 30 days prior to the last date on which the Issuer can in accordance with the terms of the applicable Letter of Credit decline to extend or renew such Letter of Credit, written notice that it declines to consent to any extension or renewal.

      2.3.2 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Issuer shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuer without recourse or warranty, an undivided interest and participation, to the extent of such other Lender's Percentage, in such Letter of Credit and the Company's reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuer's "participation" therein. The Administrative Agent hereby agrees, upon request of any Lender, to deliver to such Lender a list of all outstanding Letters of Credit, together with such information related thereto as such Lender may reasonably request.

      2.3.3 Reimbursement Obligations. The Company unconditionally and irrevocably agrees to reimburse the Issuer for each payment or disbursement made by the Issuer under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made and in the currency of such payment or disbursement. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from and including the date of such payment or disbursement to but not including the date that the Issuer is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to (x) in the case of any amount denominated in Dollars, the Base Rate from time to time in effect plus the Applicable Base Rate Margin plus the Applicable Eurocurrency Margin plus, beginning on the first Business Day after demand by the Issuer, 2%, or (y) in the case of any amount denominated in any other currency, at the Overnight Rate from time to time in effect plus the Applicable Eurocurrency Margin plus, beginning on the first Business Day after demand by the Issuer, 2%. The Issuer shall notify the Company whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuer to so notify the Company shall not affect the rights of the Issuer or the Lenders in any manner whatsoever.

      2.3.4 Limitation on the Issuer's Obligations. In determining whether to pay under any Letter of Credit, the Issuer shall not have any obligation to the Company or any Lender other than to confirm that all documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Issuer any liability to the Company or any Lender and shall not reduce or impair the Company's reimbursement obligations set forth in Section 2.3.3 or the obligations of the Lenders pursuant to Section 2.3.5.

      2.3.5 Funding by Lenders to the Issuer. If the Issuer makes any payment or disbursement under any Letter of Credit and the Company has not reimbursed the Issuer in full for such payment or disbursement by 12:00 noon, Chicago time, on the date of such payment or disbursement, or if any reimbursement received by the Issuer from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Lender shall be obligated to pay to the Issuer, in full or partial payment of the purchase price of its participation in such Letter of Credit, its pro rata share (according to its

Percentage) of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and the Administrative Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees, severally and for itself alone, to so pay to the Administrative Agent in immediately available funds for the Issuer's account the amount of such other Lender's Percentage of such payment or disbursement.

      If and to the extent any Lender shall not have made the amount referred to above available to the Administrative Agent by 2:00 p.m., Chicago time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement, such Lender agrees to pay interest on such amount to the Administrative Agent for the Issuer's account forthwith on demand for each day from and including the date such amount was to have been delivered to the Administrative Agent to but excluding the date such amount is paid, at a rate per annum equal to (a) in the case of any amount denominated in Dollars,
(i) for the first three days after demand, the Federal Funds Rate from time to time in effect and (ii) thereafter, the Base Rate from time to time in effect and (b) in the case of any amount denominated in any other currency, the Overnight Rate from time to time in effect plus, beginning on the third day after demand, 2%. Any Lender's failure to make available to the Administrative Agent its Percentage of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender's Percentage of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender's Percentage of any such payment or disbursement.

      2.4   Swing Line Loans.

      2.4.1 Swing Line Loans. Subject to the terms and conditions of this Agreement, the Swing Line Lender may from time to time, in its discretion, make loans to the Company (collectively "Swing Line Loans" and individually each a "Swing Line Loan") in accordance with this Section 2.4 in an aggregate principal amount not at any time exceeding $20,000,000; provided that the Aggregate Outstandings shall not at any time exceed the Aggregate Commitment Amount. Amounts borrowed under this Section 2.4 may be borrowed, repaid and (subject to the agreement of the Swing Line Lender) reborrowed until the Termination Date.

      2.4.2 Swing Line Loan Procedures. The Company shall give written or telephonic notice to the Administrative Agent (which shall promptly inform the Swing Line Lender) of each proposed Swing Line Loan not later than 12:00 noon, Chicago time, on the proposed date of such Swing Line Loan. Each such notice shall be effective upon receipt by the Administrative Agent and shall specify the date and amount of such Swing Line Loan, which shall be $500,000 or a higher integral multiple of $100,000. So long as the Swing Line Lender has not received written notice that the conditions precedent set forth in Section 11 with respect to the making of such Swing Line Loan have not been satisfied, the Swing Line Lender may make the requested Swing Line Loan. If the Swing Line Lender agrees to make the requested Swing Line Loan, the Swing Line Lender shall pay over the requested amount to the Company on the requested borrowing date. Concurrently with the making of any Swing Line Loan, the Swing Line Lender shall be deemed to have sold and transferred, and each other Lender shall be deemed to have purchased and received from the Swing Line Lender, an undivided interest and participation to the extent of such Lender's Percentage in such Swing Line Loan (but such participation shall remain unfunded until required to be funded pursuant to Section 2.4.3).

      2.4.3 Refunding of, or Funding of Participations in, Swing Line Loans. The Swing Line Lender may at any time, in its sole discretion, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) deliver a notice to the Administrative Agent requesting that each Lender (including the Swing Line Lender in its individual capacity) make a Revolving Loan (which shall be a Base Rate Loan) in such Lender's Percentage of the aggregate amount of Swing Line Loans outstanding on such date for the purpose of repaying all Swing Line Loans (and, upon receipt of the proceeds of such Loans, the Administrative Agent shall apply such proceeds to repay Swing Line Loans); provided that if the conditions precedent to a borrowing of Loans are not then satisfied or for any other reason the Lenders may not then make Revolving Loans, then instead of making Revolving Loans each Lender (other than the Swing Line Lender) shall become immediately obligated to fund its participation in all outstanding Swing Line Loans and shall pay to the Administrative Agent for the account of the Swing Line Lender an amount equal to such Lender's Percentage of such Swing Line Loans. If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 p.m., Chicago time, on the Business Day on which such Lender receives notice from the Administrative Agent of its obligation to fund its participation in Swing Line Loans, such Lender agrees to pay interest on such amount to the Administrative Agent for the Swing Line Lender's account forthwith on demand for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Lender's failure to make available to the Administrative Agent its Percentage of the amount of all outstanding Swing Line Loans shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender's Percentage of such amount, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender's Percentage of any such amount. The Swing Line Lender shall promptly notify the Company of any notice given to the Administrative Agent pursuant to the first sentence of this Section 2.4.3, but any failure to so notify the Company shall not affect the effectiveness of such notice or impose any liability on the Swing Line Lender or any other Person.

      2.4.4 Repayment of Participations. Upon (and only upon) receipt by the Administrative Agent for the account of the Swing Line Lender of immediately available funds from or on behalf of the Company (a) in reimbursement of any Swing Line Loan with respect to which a Lender has paid the Administrative Agent for the account of the Swing Line Lender the amount of such Lender's participation therein or (b) in payment of any interest on a Swing Line Loan (to the extent attributable to the period on or after the date such Lender funded its participation therein), the Administrative Agent will pay to such Lender its pro rata share (according to its Percentage) thereof (and the Swing Line Lender shall receive the amount otherwise payable to any Lender which did not so pay the Administrative Agent the amount of such Lender's participation in such Swing Line Loan).

      2.5 Participation Obligations Unconditional. (a) Each Lender's obligation to make available to the Administrative Agent for the account of the Swing Line Lender the amount of its participation interest in any Swing Line Loan as provided in Section 2.4.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender or any other Person, (ii) the occurrence or continuance of an Event of Default or Unmatured Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Company or any Subsidiary, (iv) any termination of the Commitments or (v) any other circumstance, happening or event whatsoever.

      (b) Notwithstanding the provisions of clause (a) above, no Lender shall be required to purchase a participation interest in any Swing Line Loan if, prior to the making by the Swing Line Lender of such Swing Line Loan, the Swing Line Lender received written notice from such Lender specifying that one or more of the conditions precedent to the making of such Swing Line Loan were not satisfied and, in fact, such conditions precedent were not satisfied at the time of the making of such Swing Line Loan.

      2.6 Warranty. Each notice of borrowing pursuant to Section 2.2, each request for a Swing Line Loan pursuant to Section 2.4.2 and the delivery of each Letter of Credit Application pursuant to Section 2.3 shall automatically constitute a warranty by the Company to the Administrative Agent and each Lender to the effect that on the date of the requested borrowing or Swing Line Loan or the issuance of the requested Letter of Credit, as the case may be, (a) the warranties of the Company contained in Section 9 shall be true and correct in all material respects as of such requested date as though made on the date thereof (except to the extent that any warranty relates to an earlier date, in which case such warranty shall be true and correct as of such earlier date) and
(b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing or will result therefrom.

      2.7   Conditions. Notwithstanding any other provision of this Agreement,
(a) no Lender shall be obligated to make any Loan, (b) no Lender shall be obligated to convert into, or permit the continuation at the end of the applicable Interest Period of, any Eurodollar Loan and (c) the Issuer shall not be obligated to issue any Letter of Credit if, in any such case, an Event of Default or Unmatured Event of Default exists or would result therefrom.

      2.8 Commitments Several. The failure of any Lender to make a requested Revolving Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Revolving Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Revolving Loan to be made by such other Lender.

      SECTION 3  LOAN ACCOUNTS AND NOTES.

      3.1 Loan Account. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be rebuttable presumptive evidence of the amount of the Loans made by the Lenders to the Company, and the interest and payments thereon. Any failure so to record or any error in so recording shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay all amounts owing with respect to each Loan.

      3.2 Notes. Upon the request of any Lender made through the Administrative Agent (and, in the case of Eurocurrency Loans, so long as the issuance of such Note shall not result in the imposition of any stamp, withholding or other tax), the Loans made by such Lender to the Company may be evidenced by a promissory note (individually each a "Note" and collectively for all Lenders the "Notes") substantially in the form of Exhibit A instead of loan accounts. Each such Lender may record on the schedules annexed to the applicable Note the date and amount of each applicable Loan made by it and the amount of each payment of principal made by the Company with respect thereto, and such Lender's record shall be conclusive absent demonstrable error; provided that the failure of a Lender to make, or an error in making, a notation on any Note with respect to any Loan shall not limit or otherwise affect the obligation of the Company to repay each Loan together with interest thereon.

      SECTION 4  INTEREST.

      4.1 Interest Rates. (a) The Company promises to pay interest on the unpaid principal amount of each Revolving Loan, for the period commencing on the date of such Revolving Loan until such Revolving Loan is paid in full, (i) at all times such Revolving Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate from time to time in effect plus the Applicable Base Rate Margin; and (ii) at all times such Revolving Loan is a Eurocurrency Loan, at a rate per annum equal to the sum of the Eurocurrency Rate (Reserve Adjusted) applicable to each Interest Period for such Revolving Loan plus the Applicable Eurocurrency Margin from time to time in effect.

      (b) The Company promises to pay interest on the unpaid principal amount of each Swing Line Loan, for the period commencing on the date of such Swing Line Loan until such Swing Line Loan is paid in full, at a rate per annum equal to the Base Rate from time to time in effect plus the Applicable Base Rate Margin from time to time in effect.

      (c) Notwithstanding any other provision of this Agreement, at the request of the Required Lenders at any time an Event of Default exists, the interest rate applicable to each Loan shall be increased by 2% for so long as such Event of Default continues or, notwithstanding Section 14.1, until the Required Lenders otherwise notify the Administrative Agent in writing.

      4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan and Swing Line Loan shall be payable on the last day of each calendar quarter and at maturity. Accrued interest on each Eurocurrency Loan shall be payable on the last day of each Interest Period relating to such Revolving Loan (and, in the case of each Eurocurrency Loan with an Interest

Period in excess of three months, on each three-month anniversary of the first day of such Interest Period) and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

      4.3 Setting and Notice of Certain Rates. The applicable Eurocurrency Rate for each Interest Period shall be determined by the Administrative Agent in accordance with the terms of this Agreement, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender. Each determination of the applicable Eurocurrency Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Company or any Lender, deliver to such Person a statement showing the computations used by the Administrative Agent in determining any applicable Eurocurrency Rate.

      4.4 Computation of Interest. Interest on any Loan bearing interest based upon Bank of America's prime rate or denominated in British Pounds Sterling shall be computed for the actual number of days elapsed on the basis of a year of 365 or 366 days, as applicable. All other interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

      SECTION 5  FEES.

      5.1 Non-Use Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a non-use fee for the period from the Signing Date to the Termination Date at a rate per annum equal to the Non-Use Fee Rate on the amount equal to (i) the Commitment of such Lender minus (ii) the sum of the Dollar Equivalent principal amount of the outstanding Revolving Loans of such Lender plus such Lender's Percentage of the Stated Amount of all outstanding Letters of Credit.

      (b) Non-use fees shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fees shall not have been theretofore paid. Non-use fees shall be computed for the actual number of days elapsed on the basis of a year of 360 days. Solely for the purposes of calculating non-use fees, Swing Line Loans shall not constitute usage of the Commitment.

      5.2   Letter of Credit Fees.

      (a) The Company agrees to pay to the Administrative Agent for the account of the Lenders pro rata according to their respective Percentages a letter of credit fee for each Letter of Credit at a rate per annum equal to the applicable LC Fee Rate (computed for the actual number of days elapsed on the basis of a year of 360 days) multiplied by the Dollar Equivalent amount available to be drawn under such Letter of Credit, payable in arrears on the last day of each calendar quarter and on the Termination Date (and, with respect to any Letter of Credit which remains outstanding after the Termination Date, thereafter on demand) for the period from the date of the issuance of such Letter of Credit to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

      (b) In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuer (i) such fees and expenses as the Issuer customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a fronting fee in an amount separately agreed to by the Company and the Issuer.

      5.3 Administrative Agent's and Arranger's Fees. The Company agrees to pay to the Administrative Agent and the Arranger such fees at such times and in such amounts as are mutually agreed upon by the Company and the Administrative Agent and the Arranger, respectively.

      SECTION 6   REDUCTION OR TERMINATION OF THE COMMITMENTS;
                  PREPAYMENTS.

      6.1   Reduction or Termination of the Commitments.

      6.1.1 Scheduled Mandatory Reductions of the Aggregate Commitment Amount. The Aggregate Commitment Amount shall be reduced on each of the following dates (each a "Commitment Reduction Date") by the amount set forth opposite such Commitment Reduction Date:


       Commitment Reduction Date                 Amount of Reduction
       -------------------------                 -------------------
     First day of Fiscal Year 2003                   $25,000,000
     First day of Fiscal Year 2004                   $25,000,000
     First day of Fiscal Year 2005                   $30,000,000
     First day of Fiscal Year 2006                        $30,000,000.

      6.1.2 Mandatory Reductions of the Aggregate Commitment Amount. Concurrently with the receipt by the Company or any Subsidiary of any Applicable Asset Sale Proceeds or the Net Cash Proceeds from any Debt Issuance (excluding any Specified Proceeds), the Aggregate Commitment Amount shall be reduced by an amount equal to the excess of all Applicable Asset Sale Proceeds and all such Net Cash Proceeds received since the Signing Date over all reductions of the Aggregate Commitment Amount made pursuant to this Section 6.1.2 since the Signing Date (rounded down, if necessary, to an integral multiple of $500,000). No reduction of the Aggregate Commitment Amount pursuant to this Section 6.1.2 shall reduce the amount of any reduction of the Aggregate Commitment Amount scheduled to be made on any Commitment Reduction Date pursuant to Section 6.1.1.

      6.1.3 Voluntary Reduction of Commitments. The Company may from time to time on at least five Business Days' prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Aggregate Commitment Amount to an amount not less than the Aggregate Outstandings; provided that any such reduction shall be in the amount of $5,000,000 or an integral multiple thereof. The Company may at any time on like notice terminate the Commitments upon payment in full of all Loans and all other obligations of the Company hereunder and the cash collateralization in full, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuer, of all obligations arising with respect to the Letters of Credit.

      6.1.4 All Reductions Pro Rata. All reductions of the Commitments shall be pro rata among the Lenders according to their respective Percentages.

      6.2   Prepayments.

      6.2.1 Mandatory Prepayments Resulting from Commitment Reductions. On each date on which the Aggregate Commitment Amount is reduced pursuant to Section 6.1.1, 6.1.2 or

6.1.3, the Company shall prepay Loans in the amount necessary (if any) so that the Aggregate Outstandings will not exceed the Aggregate Commitment Amount as reduced on such date.

      6.2.2 Mandatory Prepayments Resulting from Currency Fluctuations. If on any Computation Date the Administrative Agent determines that the Aggregate Outstandings exceed the Aggregate Commitment Amount due to a change in applicable rates of exchange between Dollars and any applicable currency, then
(i) the Administrative Agent shall promptly notify the Company and (ii) the Company shall promptly (subject to the notice requirements of Section 6.2.4) prepay Loans in an amount so that the Aggregate Outstandings are equal to or less than the Aggregate Commitment Amount; provided that no prepayment shall be required under this clause (ii) on any day which is a Computation Date solely because it is the last Business Day of a month unless the Aggregate Outstandings exceed the Commitment Amount by a Dollar Equivalent amount of $500,000 or more.

      6.2.3 Voluntary Prepayments. Subject to Section 6.2.4, the Company may from time to time prepay Loans in whole or in part, without premium or penalty.

      6.2.4 All Prepayments. The Company shall give the Administrative Agent (which shall promptly advise each Lender or, in the case of prepayment of Swing Line Loans, the Swing Line Lender) notice of each prepayment not later than (a) 10:00 a.m., Chicago time, on the date of a prepayment of Base Rate Loans, (b) 12:00 noon, Chicago time, on the date of a prepayment of a Swing Line Loan and
(c) 3:00 p.m., Chicago time, on the third Business Day preceding the day of a prepayment of Eurocurrency Loans, in each case specifying the Loans to be prepaid and the day (which shall be a Business Day) and amount of such prepayment. Each partial prepayment of Revolving Loans pursuant to Section 6.2.3 shall be in a Dollar Equivalent principal amount of at least $500,000 and an integral multiple of 100,000 units of the applicable currency. Each partial prepayment of Swing Line Loans shall be in a principal amount of $500,000 or a higher integral multiple of $100,000. After giving effect to any partial prepayment, the aggregate principal amount of each Group of Eurocurrency Loans shall be in a Dollar Equivalent principal amount of at least $500,000 and an integral multiple of 100,000 units of the applicable currency. Any prepayment of a Eurocurrency Loan shall include accrued interest to the date of prepayment on the principal amount being repaid and, if made on a day other than the last day of an Interest Period therefor, shall be subject to Section 8.4.

      SECTION 7  MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

      7.1 Making of Payments. All payments of principal of or interest on the Notes, and of all non-use fees and Letter of Credit fees, shall be made by the Company to the Administrative Agent in immediately available funds and in the applicable currency at the Agent's Payment Office not later than 12:00 noon, Chicago time, on the date due, and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day. The Company hereby authorizes Bank of America to charge any demand deposit account maintained with Bank of America for the amount of any such payment to be made by the Company on the due date therefor and to pay such amount to the Administrative Agent, but Bank of America's failure to so charge any such account shall in no way affect the obligation of the Company to make any such payment. The Administrative Agent shall promptly remit to each Lender its share (if any) of all such payments received in collected funds by the Administrative Agent for the account of such Lender.

      All payments under Sections 8.1 and 8.4 shall be made by the Company to the Administrative Agent at the Agent's Payment Office for the account of the Lender entitled thereto.

      7.2 Application of Certain Payments. Each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by the Administrative Agent on or before the date of such payment or, in the absence of such notice, as the Administrative Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

      7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of non-use fees or Letter of Credit fees, falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day (unless, in the case of a Eurocurrency Loan, such next following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and additional interest (in the case of principal) or fees, as the case may be, shall accrue and be payable for the period of any such extension.

      7.4 Setoff. The Company agrees that the Administrative Agent and each Lender have all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, the Company agrees that at any time any payment or other amount owing by the Company under this Agreement is then due to the Administrative Agent or any Lender, the Administrative Agent and each Lender may apply to the payment of such payment or other amount any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Administrative Agent or such Lender.

      7.5 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Loan (or on account of its participation in any Credit Extension) in excess of its pro rata share of payments and other recoveries obtained by all Lenders on account of principal of and interest on Loans (or such participations) then held by them (other than in respect of an Affected Loan or any payment to the Swing Line Lender in respect of a Swing Line Loan, or as a result of replacement of a Lender pursuant to
Section 8.7), such Lender shall purchase from the other Lenders such participation in the Loans (or sub-participations in Credit Extensions) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

      7.6 Taxes with respect to Payments by the Company. (a) All payments by the Company hereunder to the Administrative Agent or any Lender shall be made free and clear of and without deduction for any present or future Taxes. If any deduction or withholding from any payment to be made by the Company hereunder is required in respect of any Taxes in respect of payments to the Administrative Agent or any Lender, then the Company will:

            (i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

            (ii) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

            (iii) except to the extent that such deduction or withholding results from the breach by any Lender of its agreement contained in clause (b) below, or would not be required if such Person's representation and warranty contained in clause (c) below were true, pay such additional amounts as may be necessary in order that the net amount received by such Lender after such deduction or withholding (including any required deduction or withholding on such additional amounts) shall equal the amount such Person would have received had no such deduction or withholding been made.

Moreover, if any Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or such Lender from the Company hereunder, the Administrative Agent or such Lender may pay such Taxes and the Company will, within 10 days after demand by the Administrative Agent or such Lender (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for and a calculation of the amount of such demand, a copy of which shall be furnished to the Administrative Agent), pay such additional amount (including any penalty, interest and expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted (except to the extent that such Taxes (including any penalty, interest and expense and any Taxes on any such additional amount) result from such Person's gross negligence or willful misconduct or from the breach by such Person of its agreement contained in clause (b) below or would not be asserted if such Person's representation and warranty contained in clause
(c) below were true). For purposes of this Section 7.6, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender of any amount received from the Company shall be deemed a payment by the Company.

      (b) Each Lender agrees (to the extent it is permitted to do so under applicable law) to execute and deliver to the Administrative Agent and the Company such documents as may be necessary or appropriate from time to time in order to properly claim any available exemption (whether partial or complete) from withholding and deduction of any Taxes which are levied or imposed by a Governmental Authority in respect of payments by the Company hereunder to (or for the benefit of) such Lender.

      (c) Each Lender represents and warrants to the Company and the Administrative Agent that, as of the date of this Agreement (or in the case of any Assignee which is a Lender, as of the effective date of the assignment to such Assignee, or in the case of any transfer of any rights under a Loan from a Lender to an Affiliate of such Lender or from one office to another of a Lender, as of the effective date of such transfer), it is entitled to receive payments hereunder from the Company without deduction or withholding for or on account of any Taxes which are levied or imposed by any Governmental Authority.

      (d) Notwithstanding the foregoing provisions of this Section 7.6, if any Lender fails to notify the Company of any event or circumstance which will entitle such Lender to compensation pursuant to this Section 7.6 within 120 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Company for any amount arising prior to the date which is 120 days before the date on which such Lender notifies the Company of such event or circumstance.

      SECTION 8  INCREASED COSTS; SPECIAL PROVISIONS FOR EUROCURRENCY LOANS.

      8.1 Increased Costs. (a) If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any Eurocurrency Office of such Lender) with any request or directive (whether or not having the force of law) of any such Governmental Authority:

            (i) shall subject any Lender (or any Eurocurrency Office of such Lender) to any tax, duty or other charge with respect to its Eurocurrency Loans, its Note or its obligation to make Eurocurrency Loans, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Eurocurrency Loans or any other amount due under this Agreement in respect of its Eurocurrency Loans or its obligation to make Eurocurrency Loans (except for (x) franchise taxes and taxes imposed on or measured by the gross or net income or receipts of such Lender or its applicable Eurocurrency Office, (y) any Taxes referred to in Section 7.6 and (z) any tax, duty or other charge to the extent resulting from such Lender's gross negligence or willful misconduct); or

            (ii)  shall impose, modify or deem applicable any reserve
      (including any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender (or any Eurocurrency Office of such Lender); or

            (iii)  shall impose on any Lender (or its applicable
      Eurocurrency Office) any other condition affecting its Eurocurrency Loans, its Note or its obligation to make Eurocurrency Loans;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D of the FRB, to impose a cost on) such Lender (or any Eurocurrency Office of such Lender) of making or maintaining any Eurocurrency Loan, or to reduce the amount of any sum received or receivable by such Lender (or its applicable Eurocurrency Office) under this Agreement or under its Note with respect thereto, then within 10 days after demand by such Lender (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for and a calculation of the amount of such demand, a copy of which shall be furnished to the Administrative Agent), the Company shall pay directly to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or such reduction.

      (b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration of any such law, rule or regulation by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any Eurocurrency Office of such Lender) or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on such Lender's or such controlling Person's capital as a consequence of such Lender's obligations hereunder (including such Lender's Commitment) to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, within 10 days after demand by such Lender (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for and a calculation of the amount of such demand, a copy of which shall be furnished to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling Person for such reduction.

      (c) Notwithstanding the foregoing provisions of this Section 8.1, if any Lender fails to notify the Company of any event or circumstance which will entitle such Lender to compensation pursuant to this Section 8.1 within 120 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Company for any amount arising prior to the date which is 120 days before the date on which such Lender notifies the Company of such event or circumstance.

      8.2 Basis for Determining Eurocurrency Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

      (a) the Administrative Agent reasonably determines (which determination shall be binding and conclusive on the Company) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the applicable Eurocurrency Rate; or

      (b) Lenders having an aggregate Percentage of 40% or more advise the Administrative Agent that the Eurocurrency Rate (Reserve Adjusted) as determined by the

Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding the applicable Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1), or that the making or funding of Eurocurrency Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans, then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make, continue or convert into Eurocurrency Loans in the currency so affected, (ii) if the Loans so affected are Eurodollar Loans, on the last day of the current Interest Period therefor, such Loans shall, unless then repaid in full, automatically convert to Base Rate Loans, and (iii) if the Loans so affected are Eurocurrency Loans denominated in a currency other than Dollars, on the last day of the current Interest Period for each Eurocurrency Loan in such currency, such Loan shall be repaid in full.

      8.3 Changes in Law Rendering Eurocurrency Loans Unlawful. If any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any Governmental Authority or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund Eurocurrency Loans in any currency, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) in the case of Eurodollar Loans, (i) such Lender shall have no obligation to make, continue or convert into Eurodollar Loans (but shall make Base Rate Loans concurrently with the making or continuation of or conversion into Eurodollar Loans by the applicable Lenders which are not so affected, in each case in an amount equal to such Lender's Percentage of all Eurodollar Loans which would be made, continued or converted into at such time in the absence of such circumstances), and (ii) on the last day of the current Interest Period for each Eurodollar Loan of such Lender (or, in any event, if such Lender so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan; and (b) in the case of Eurocurrency Loans denominated in a currency other than Dollars, (i) such Lender shall have no obligation to make or continue such Eurocurrency Loans in the currency so affected (but, if permitted by applicable law, shall make Eurodollar Loans concurrently with the making or continuation of Eurocurrency Loans in the applicable currency affected by the Lenders which are not so affected, in each case in an amount equal to such Lender's Percentage of the Dollar Equivalent amount of the Eurocurrency Loans in the currency so affected which would be made or continued at such time in the absence of such circumstances) and (ii) on the last day of the current Interest Period for each Eurocurrency Loan by such Lender in the currency so affected (or, in any event, if such Lender so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurocurrency Loan shall be repaid in full (subject to the Company's right to borrow Eurocurrency Loans in other currencies in accordance with, and upon satisfaction of the conditions of, this Agreement). Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a Eurocurrency Loan, and each Eurodollar Loan which, but for the circumstances described in the foregoing sentence, would be a Eurocurrency Loan in another currency (any such Base Rate Loan or Eurocurrency Loan, an "Affected Loan"), shall, notwithstanding any other provision of this Agreement, remain outstanding for the same period (and be continued for such Interest Periods) as the Group of Eurocurrency Loans of which such Affected Loan would be a part absent such circumstances.

      8.4 Funding Losses. The Company hereby agrees that, upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Eurocurrency Loan), as reasonably determined by such Lender, as a result of (a) any payment or prepayment or conversion of any Eurocurrency Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

      8.5 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any Eurocurrency Loan by causing a foreign branch or affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

      8.6 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of Section 8.4 all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurocurrency Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurocurrency Rate for such Interest Period.

      8.7 Mitigation of Circumstances; Replacement of Affected Lender. (a) Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender's good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid,
(i) any obligation by the Company to pay any amount pursuant to Section 7.6 or
8.1 or (ii) the occurrence of any circumstances of the nature described in
Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different Eurocurrency Office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender's judgment, be otherwise disadvantageous to such Lender.

      (b) At any time any Lender is an Affected Lender, the Company may replace such Affected Lender (and any affiliate thereof) as a party to this Agreement with one or more other banks or financial institutions reasonably satisfactory to the Administrative Agent, such banks or financial institutions to have Commitments in an aggregate amount equal to the amount previously held by the Affected Lender (provided that the amount of the Commitment held by each such bank or financial institution shall be reasonably satisfactory to the Administrative Agent); and upon notice from the Company, such Affected Lender (and any affiliate thereof) shall assign pursuant to an Assignment Agreement, and without recourse or warranty, its Commitment, its Revolving Loans, its Notes, its participation in Letters of Credit and Swing Line Loans and all of its other rights and obligations hereunder to such replacement banks or other financial institutions for a purchase price equal to the sum of the principal amount of the Revolving Loans so assigned, all accrued and unpaid interest thereon, its ratable share of all accrued and unpaid non-use fees and Letter of Credit fees and all other obligations owed to such Affected Lender (or any affiliate thereof) hereunder and, concurrently therewith, the Company shall pay to such Affected Lender any amount payable under Section 8.4 as a result of such Affected Lender (or any affiliate thereof) receiving payment of any Eurocurrency Loan prior to the end of an Interest Period therefor.

      8.8   Conclusiveness of Statements; Survival of Provisions.
Determinations and statements of any Lender pursuant to Section 7.6, 8.1, 8.2,
8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive the expiration or termination of the Commitments, the repayment of the Loans and all other obligations of the Company hereunder, the expiration or termination of the Letters of Credit and the termination of this Agreement.

      SECTION 9  WARRANTIES.

      To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Credit Extensions hereunder, the Company warrants to the Administrative Agent and the Lenders that:

      9.1 Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, each Subsidiary is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the jurisdiction of its organization, each of the Company and each Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect, and each of the Company and each Subsidiary has full power and authority to own its property and conduct its business as presently conducted by it.

      9.2 Authorization; No Conflict. The execution and delivery by the Company of this Agreement and each other Loan Document to which it is a party, the borrowings hereunder, the execution and delivery by each Guarantor of each Loan Document to which it is a party and the performance by each of the Company and each Guarantor of its obligations under each Loan Document to which it is a party are within the powers of the Company and each Guarantor, have been duly authorized by all necessary action on the part of the Company and each Guarantor (including any necessary shareholder action), have received all necessary governmental approval (if any shall be required), and do not and will not (a) violate any provision of law or any order, decree or judgment of any court or other Governmental Authority which is binding on the Company or any Guarantor,
(b) contravene or conflict with, or result in a breach of, any provision of the articles or certificate of incorporation, bylaws or other organizational documents of the Company or any Guarantor or of any agreement, indenture, instrument or other document which is binding on the Company, any Guarantor or any other Subsidiary or (c) result in, or require, the creation or imposition of any Lien on any property of the Company, any Guarantor or any other Subsidiary.

      9.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which the Company is a party is, or upon the execution and delivery thereof will be, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and each Loan Document to which any Guarantor is a party is, or upon the execution and delivery thereof will be, the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

      9.4 Financial Information. The audited consolidated financial statements of the Company and its Subsidiaries for Fiscal Years 1999 and 2000, the unaudited consolidated financial statements of the Company and its Subsidiaries for the Fiscal Quarters ended December 29, 2000 and March 31, 2001 and the preliminary unaudited consolidated financial statements of the Company and its Subsidiaries for the Fiscal Quarter ended June 29, 2001, copies of which have been delivered to each Lender, have been prepared in accordance with GAAP in all material respects and present fairly the consolidated financial condition of the Company and its Subsidiaries taken as a whole as at such date and the results of their operations for the periods then ended (subject, in the case of unaudited statements, for the absence of footnotes and to normal year-end audit adjustments).

      9.5 No Material Adverse Change. Since September 29, 2000, no events have occurred which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect.

      9.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental proceeding is pending or, to the Company's knowledge, threatened against the Company or any Subsidiary which is reasonably likely to have a Material Adverse Effect except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, neither the Company nor any Subsidiary has any material contingent liabilities which are not provided for or disclosed in the financial statements referred to in Section 9.4 or listed in Schedule 9.6.

      9.7 Ownership of Properties; Liens. The Company and its Subsidiaries own good and marketable title to, or a valid leasehold interest in, all of their respective properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 10.8.

      9.8 Subsidiaries. The Company has no Subsidiaries except those listed in Schedule 9.8.

      9.9 ERISA Compliance. (a) Each Plan is in compliance in all material respects with all applicable provisions of ERISA, the Code and other Federal or state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. Each of the Company and each ERISA Affiliate has made all required contributions to each Plan subject to
Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

      (b) There are no pending or, to the knowledge of the Company, threatened claims, actions or lawsuits, or actions by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

      (c) (i) No ERISA Event has occurred or is reasonably expected to occur, (ii) no Pension Plan has any Unfunded Pension Liability, (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

      9.10 Investment Company Act. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940.

      9.11 Public Utility Holding Company Act. Neither the Company nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935.

      9.12 Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

      9.13 Taxes. Each of the Company and each Subsidiary has filed all U.S. federal tax returns and all other material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except for any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

      9.14 Environmental Compliance. (a) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. There are no material past, pending or, to the best knowledge of the Company, threatened claims under any Environmental Law against the Company or any of its Subsidiaries or any real property at any time owned, leased or operated by the Company or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences with respect to any real property at any time owned, leased or operated by the Company or any of its Subsidiaries that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      (b) No Hazardous Materials have at any time been generated, released on or from, used, treated or stored on, or transported to or from any real property at any time owned, leased or operated by the Company or any of its Subsidiaries except in material compliance with Environmental Laws.

      9.15 Information. All written information heretofore or contemporaneously herewith furnished by the Company or any Subsidiary to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading.

      9.16 Borden Brands Acquisition. (a) The Borden Brands Acquisition complies in all material respects with all applicable legal requirements, and all necessary governmental, regulatory, shareholder and other consents and approvals required for the consummation of the Borden Brands Acquisition have been, or prior to the consummation thereof will be, duly obtained and in full force and effect.

      (b) The consummation by the Company of the Borden Brands Acquisition will not violate any statute or regulation of the United States or any other applicable jurisdiction, or any order, judgment or decree of any court or other Governmental Authority, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, affecting the Company or any of its Subsidiaries (including any entity which will be a Subsidiary after giving effect to the Borden Brands Acquisition).

      SECTION 10  COVENANTS.

      Until the expiration or termination of the Commitments and thereafter until all obligations of the Company hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

      10.1 Reports, Certificates and Other Information. Furnish to the Administrative Agent and each Lender:

      10.1.1 Audit Report. Promptly when available and in any event within 90 days after the close of each Fiscal Year, a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Company and its Subsidiaries for such Fiscal Year, which audit report shall be without qualification as to going concern or scope and shall be prepared by Ernst & Young LLP or other independent auditors of recognized standing selected by the Company and reasonably acceptable to the Required Lenders, together with (a) a written statement from such auditors to the effect that in making the audit necessary for the signing of such audit report by such accountants, they have not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing under Section 10.6, 10.7, 10.10, 10.11 or 10.12, insofar as such Sections relate to accounting matters or require computations to be made which are ordinarily made by accountants or, if they have become aware of any such event, describing it in reasonable detail and
(b) a certificate of the chief financial officer or the chief executive officer of the Company certifying that such financial statements fairly present the financial condition and results of operations of the Company and its Subsidiaries as of the dates and periods indicated.

      10.1.2 Quarterly Reports. Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter) of each Fiscal Year, consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and consolidated statements of cash flow for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a certificate of the chief financial officer or the chief executive officer of the Company certifying that such financial statements fairly present the financial condition and results of operations of the Company and its Subsidiaries as of the dates and periods indicated, subject to the absence of footnotes and to normal year-end audit adjustments.

      10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and of each set of quarterly statements pursuant to Section 10.1.2, a duly completed certificate in the form of Exhibit F, with appropriate insertions, dated the date of such annual report or such quarterly statement and signed by the chief financial officer or the chief executive officer of the Company, containing a computation of each of the financial ratios and restrictions set forth in this
Section 10 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

      10.1.4 Reports to SEC and to Shareholders. Within five days of the filing or sending thereof, a copy of any annual, periodic or special report or registration statement (inclusive of exhibits thereto) filed with the SEC or any securities exchange and any report, proxy statement or other communication to the Company's shareholders generally.

      10.1.5 Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto: (a) the occurrence of an Event of Default or an Unmatured Event of Default; (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Administrative Agent and the Lenders which has been instituted or, to the knowledge of the Company, is threatened against the Company or any Subsidiary or to which any of the properties of any thereof is subject which has had or is reasonably likely to have a Material Adverse Effect; (c) any material adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed pursuant to clause (b); (d) any ERISA Event; and
(e) the occurrence of any other event or circumstance (including any violation of any Environmental Law) and which has had or is reasonably likely to have a Material Adverse Effect.

      10.1.6 Subsidiaries. Promptly upon the occurrence thereof, a written report of any change in the list of its Subsidiaries.

      10.1.7 Management Reports. Promptly upon the request of the Administrative Agent or any Lender, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.

      10.1.8 Projections. As soon as practicable and in any event within 90 days after the commencement of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year, including (a) a forecasted consolidated balance sheet and a consolidated statement of cash flow of the Company for such Fiscal Year and (b) forecasted consolidated statements of income and cash flows of the Company for each month of such Fiscal Year.

      10.1.9 Other Information. From time to time such other information concerning the Company and its Subsidiaries as any Lender or the Administrative Agent may reasonably request.

      10.2 Books, Records and Inspections. (i) Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the Company to prepare its financial statements in accordance with GAAP; (ii) permit, and cause each Subsidiary to permit, on reasonable notice and at reasonable times and intervals (or at any time without notice during the existence of an Event of Default), any Lender or the Administrative Agent or any representative thereof to inspect the properties and operations of the Company and of such Subsidiary; and (iii) permit, and cause each Subsidiary to permit, on reasonable notice and at reasonable times and intervals (or at any time without notice during the existence of an Event of Default), any Lender or the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), and to examine (and, photocopy extracts from) any of its books or other corporate records. The Company agrees to pay the fees and out-of-pocket expenses of the Company's auditors incurred in connection with any reasonable exercise of the rights of the Administrative Agent and the Lenders pursuant to this Section.

      10.3 Insurance. Maintain, and cause each Subsidiary to maintain, with reputable, financially sound insurance companies, insurance to such extent and against such hazards and liabilities as is customarily maintained by companies similarly situated (and, in any event, such insurance as may be required by any law or governmental regulation or any court order or decree) and, upon request of the Administrative Agent or any Lender, furnish to the Administrative Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Company and its Subsidiaries.

      10.4 Compliance with Laws; Payment of Taxes. (a) Comply, and cause each Subsidiary to comply, in all material respects with all material applicable laws (including ERISA and Environmental Laws), rules, regulations, decrees, orders, judgments, licenses and permits; and (b) pay, and cause each Subsidiary to pay, prior to delinquency all taxes and other governmental charges against it or any of its property; provided that the foregoing shall not require the Company or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto.


      10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 10.12) cause each Subsidiary to maintain and preserve, (a) its existence and, to the extent applicable, good standing in the jurisdiction of its organization and (b) its qualification and, to the extent applicable, good standing as a foreign entity in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing would not (i) if cured, foreclose access to the courts of such jurisdiction in respect of events occurring prior to such cure or (ii) be reasonably likely to result in a Material Adverse Effect).

      10.6  Financial Covenants.

      10.6.1 Minimum Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than the applicable ratio set forth below for such Computation Period:


         Computation Period Ending          Minimum Fixed Charge Coverage Ratio
        ---------------------------         -----------------------------------
    Last day of Fiscal Year 2001 through                 1.10 to 1
        last day of Fiscal Year 2003
          During Fiscal Year 2004                        1.15 to 1
          During Fiscal Year 2005                        1.20 to 1
                 Thereafter                              1.25 to 1.

      10.6.2 Maximum Leverage Ratio. Not permit the Leverage Ratio for any Computation Period to exceed the applicable ratio set forth below for such Computation Period:


         Computation Period Ending                Maximum Leverage Ratio
         -------------------------                ----------------------
 Last day of Fiscal Year 2001 through last               3.25 to 1
 day of third Fiscal Quarter of Fiscal Year
                    2002
 Last day of Fiscal Year 2002 through last               3.00 to 1
 day of third Fiscal Quarter of Fiscal Year
                    2003
 Last day of Fiscal Year 2003 through last               2.75 to 1
 day of third Fiscal Quarter of Fiscal Year
                    2004
 Last day of Fiscal Year 2004 through last               2.50 to 1
 day of third Fiscal Quarter of Fiscal Year
                    2005
                 Thereafter                             2.25 to 1.

      10.6.3 Minimum Consolidated Net Worth. Not at any time permit Consolidated Net Worth to be less than the result of (a) $225,000,000 plus (b) 75% of Consolidated Net Income earned in each Fiscal Quarter ending after July 1, 2001 (with no deduction for a net loss in any such Fiscal Quarter) plus (c) 75% of the Net Cash Proceeds of any Equity Issuance after the Effective Date minus (d) 100% of the aggregate amount of Permitted Restricted Payments made by the Company and its Subsidiaries since the Effective Date.

      10.6.4 Minimum Consolidated EBITDA. Not permit Consolidated EBITDA for any Computation Period to be less than (a) for any Computation Period ending on or before the last day of Fiscal Year 2002, $70,000,000 and (b) for any Computation Period ending thereafter, the greater of (i) the amount of Consolidated EBITDA required by this Section 10.6.4 for the Computation Period ending on the last day of the Fiscal Year immediately preceding the last day of such Computation Period (the "Preceding Fiscal Year End") or (ii) 80% of actual Consolidated EBITDA for the Fiscal Year ending on the Preceding Fiscal Year End.

      10.7 Limitations on Debt. Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except (a) obligations arising under the Loan Documents; (b) Debt in respect of Capital Leases or hereafter incurred in connection with Liens permitted by Section 10.8(e); provided that the aggregate amount of all such Debt shall not at any time exceed a Dollar Equivalent amount of $30,000,000; (c) Debt of Subsidiaries to the Company or to other Subsidiaries; (d) Hedging Obligations incurred by the Company or any Subsidiary to hedge bona fide business risks (and not for speculation); (e) Guaranty Obligations in respect of any obligation of the Company or any Subsidiary not prohibited under this Agreement; (f) Debt to be Repaid; provided that all Debt to be Repaid shall be repaid on or before the Effective Date; (g) Debt of the Company which has no scheduled amortization prior to the 91st day after the scheduled Termination Date; provided that (i) to the extent the holders of such Debt have the benefit of the guaranty of, or the pledge of stock of, any Subsidiary, such holders shall have entered into intercreditor arrangements with the Administrative Agent pursuant to documentation reasonably satisfactory to the Required Lenders and (ii) the Net Cash Proceeds of the issuance of any such Debt shall be applied to reduce the Aggregate Commitment Amount to the extent required herein; and (h) other Debt not at any time exceeding a Dollar Equivalent amount of $15,000,000.

      10.8 Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics, landlords and materialmen and similar Liens and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds (other than bonds relating to litigation), bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services, and, in each case, for which it maintains adequate reserves; (c) Liens identified on Schedule 10.8; provided that the Company causes the release of all Liens identified in the footnotes on such
Schedule 10.8 within the applicable time period specified thereon; (d) Liens arising under Capital Leases on the property leased to the extent permitted by
Section 10.7(b); (e) purchase money security interests on any property securing Debt incurred for the purpose of financing all or any part of the cost of acquiring such property; provided that any such Lien attaches to such property within 60 days of the acquisition thereof and such Lien attaches solely to the property so acquired or, in the case of a Lien in favor of a vendor, all property purchased by the Company or the applicable Subsidiary from such vendor;
(f) attachments, judgments and other similar Liens, for sums not exceeding a Dollar Equivalent amount of $2,500,000 arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; (g) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole; (h) Liens securing obligations of a Subsidiary to the Company or to a Wholly-Owned Subsidiary; (i) leases or subleases granted by the Company or any Subsidiary in the ordinary course of its business; (j) extensions, renewals or replacements of any Lien permitted by the foregoing provisions of this Section 10.8, but only if the principal amount of any Debt secured thereby immediately prior to such extension, renewal or replacement is not increased and such Lien is not extended to any other property; (k) Liens arising under the Collateral Documents; and (l) other Liens, in addition to Liens permitted by clauses (a) through (k), securing obligations not at any time exceeding a Dollar Equivalent amount of $5,000,000.

      10.9 Business. Not, and not permit any Subsidiary to, enter into any material business other than the businesses in which the Company and its Subsidiaries are engaged on the date of this Agreement and reasonable extensions thereof.

      10.10 Restricted Payments. Not, and not permit any Subsidiary to, (a) declare or pay any dividend or distribution on any of its capital stock, (b) purchase or redeem any capital stock of the Company or any Subsidiary (or any warrants, options or other rights in respect thereof), (c) make any other distribution to shareholders of the Company or any Subsidiary, (d) pay any management fees or similar fees to any of its shareholders (other than payments for the fair market value of services rendered), (e) prepay, purchase, defease or redeem any subordinated Debt or (f) set aside funds for any of the foregoing; provided that (i) any Subsidiary may declare and pay dividends, or make other distributions, to the Company or to a Wholly-Owned Subsidiary, (ii) the Company may declare and pay dividends, or make other distributions, payable solely in the Company's common stock, and (iii) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Company may purchase, redeem or otherwise acquire shares of its capital stock or warrants or options to acquire any such shares, or pay cash dividends on its capital stock, in each case so long as the aggregate amount of all purchases, redemptions, other acquisitions and cash dividends made pursuant to this clause (iii) (collectively "Permitted Restricted Payments") during the term of this Agreement shall not exceed $40,000,000.

      10.11 Investments. Not, and not permit any Subsidiary to, make, incur, assume or suffer to exist any Investment in any other Person, except (a) Investments existing on the Effective Date and identified in Schedule 10.11; (b) Cash Equivalent Investments; (c) Investments by the Company in its Subsidiaries or by any Subsidiary in any other Subsidiary in the form of contributions to capital or loans or advances; (d) loans or advances or capital contributions made by any Subsidiary to the Company; (e) advances made to employees for travel and similar expenses in the normal course of business; (f) the Borden Brands Acquisition; (g) Investments made to consummate Permitted Acquisitions; (h) Investments arising in connection with Hedging Agreements entered into to hedge bona fide business risks (and not for speculation); and (i) other Investments not to exceed at any time $5,000,000 in the aggregate.

      10.12 Mergers, Consolidations, Sales. Not, and not permit any Subsidiary to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership, limited liability company or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any receivables, except for (i) any such merger or consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into, with or to any Wholly-Owned Subsidiary; (ii) any such purchase or other acquisition by the Company or any Wholly-Owned Subsidiary of the assets or stock of any Wholly-Owned Subsidiary; (iii) any merger or consolidation to effect, or any acquisition which constitutes, an Investment permitted by Section 10.11; and (iv) the sale or disposal of assets by the Company and its Subsidiaries so long as the aggregate book value of such assets sold during any Fiscal Year does not exceed $5,000,000.

      10.13 Use of Proceeds. Use the proceeds of the Loans to refinance existing Debt, for working capital, for capital expenditures and for other general corporate purposes (including the Borden Brands Acquisition and other Permitted Acquisitions); and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.


      10.14 Inconsistent Agreements. Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would be violated or breached by any borrowing, or the obtaining of any Letter of Credit, by the Company hereunder or by the performance by the Company or any Subsidiary of any of its obligations hereunder or under any other Loan Document.

      10.15 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into or permit to exist any transaction, arrangement or contract with any of its Affiliates (other than the Company and its Subsidiaries) which is on terms which are less favorable than are obtainable from a Person which is not one of its Affiliates other than transactions, arrangements or contracts providing for (a) the payment by the Company of reasonable and customary fees to and expenses of members of its Board of Directors, (b) the payment by the Company or any Subsidiary of Permitted Restricted Payments or (c) the making of Investments by the Company or any Subsidiary permitted by this Agreement.

      10.16 Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each Plan in compliance with all applicable requirements of law and regulations.

      10.17 Environmental Laws. (a) Comply, and cause each Subsidiary to comply, in a reasonable and cost-effective manner, with any valid judicial or administrative order requiring the performance at any real property owned, operated or leased by the Company or any Subsidiary of activities in response to the release or threatened release of a Hazardous Material except for the period of time that the Company or such Subsidiary is diligently in good faith contesting such order, (b) notify the Administrative Agent within 30 days after the receipt of any written claim, demand, proceeding, action or notice of liability by any Person arising out of or relating to the release or threatened release of a Hazardous Material and (c) notify the Administrative Agent within 30 days after any release, threatened release or disposal of Hazardous Material reported to any Governmental Authority at any real property owned, operated or leased by the Company or any Subsidiary.

      10.18 Unconditional Purchase Obligations. Not, and not permit any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

      10.19 Further Assurances. Take, and cause each Subsidiary to take, such actions as are necessary, or as the Administrative Agent (or the Required Lenders acting through the Administrative Agent) may reasonably request, from time to time (including the execution and delivery of guaranties, pledge agreements, financing statements, and other documents, the filing of any of the foregoing, the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession and stock powers or other documents related thereto, and the delivery of opinions of counsel with respect to any of such documents) to ensure that (i) the obligations of the Company hereunder and under the other Loan Documents and any Hedging Obligations of the Company owing to any Lender or any Affiliate of any Lender are guaranteed by all Subsidiaries (other than Foreign Subsidiaries) of the Company and secured by pledge of the stock or other equity interests of all Subsidiaries of the Company; provided that (a) neither the Company nor any domestic Subsidiary shall be required to pledge more than 65% of the stock of any Foreign Subsidiary; (b) AIPC Sales Co. will not be required to complete the pledge of its equity interest in IAPC CV until September 14, 2001 and (c) no Foreign Subsidiary shall be required to pledge the stock of any other Foreign Subsidiary.

      10.20 Transfers to Foreign Subsidiaries. Not, and not permit any Guarantor to, sell, transfer, or convey balance sheet assets (other than cash) with an aggregate net book value in excess of $3,000,000 to Foreign Subsidiaries after the Signing Date.

      SECTION 11 CONDITIONS PRECEDENT. The obligation of each Lender to make any Credit Extension is subject to the following conditions precedent:

      11.1 Initial Credit Extension. The obligation of each Lender to make its initial Loan or of the Issuer to issue the initial Letter of Credit hereunder (whichever first occurs) is subject to the conditions precedent that (a) each of the conditions precedent specified in Section 11.2 and, if applicable, 11.3 shall have been satisfied, (b) the Administrative Agent shall have received all amounts which are then due and payable pursuant to Section 5, and (c) the Administrative Agent shall have received (i) evidence that the Company has terminated the commitments under the Existing Credit Facility, that all obligations under the Existing Credit Facility (other than (x) the Existing Letter of Credit and (y) loans which are denominated in Euros ("Existing Euro Loans") and which, in the aggregate, do not exceed a Dollar Equivalent amount of $70,000,000), that arrangements have been made to pay all Existing Euro Loans not later than the Business Day following the Effective Date and that all collateral securing the Existing Credit Facility has been

(or concurrently with the payment of the Existing Euro Loans will be) released,
(ii) evidence that the Borden Brands Acquisition will be completed concurrently with the initial Credit Extension on the terms set forth in the Borden Brands Purchase Agreement (without giving effect to any material amendment or other modification thereto after June 1, 2001 unless such amendment or modification has been approved in writing by the Administrative Agent) and (iii) all of the following, each duly executed and dated the date of the initial Credit Extension (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent, and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for the Administrative Agent and each Lender (the date on which all of the conditions precedent shall have been satisfied, the "Effective Date"):

      11.1.1 Agreement and Notes. Counterparts of this Agreement executed by each of the parties hereto (it being understood that the Administrative Agent may rely on a facsimile copy of the applicable signature page of this Agreement in determining whether any party hereto has executed and delivered a counterpart hereof) and a Note for each Lender which has requested a Note.

      11.1.2 Resolutions. Certified copies of resolutions of the Board of Directors of the Company and each Guarantor authorizing or ratifying the execution, delivery and performance by such Person of the Loan Documents to which such Person is a party.

      11.1.3 Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary (or other appropriate officer) of the Company and each Guarantor certifying the names of the officer or officers of such Person authorized to sign the Loan Documents to which such Person is a party, together with a sample of the true signature of each such officer (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

      11.1.4 Opinion of Counsel for the Company. The opinion of Blackwell Sanders Peper Martin LLP, counsel to the Company and the Guarantors, substantially in the form of Exhibit G.

      11.1.5 Guaranty. The Guaranty executed by each Subsidiary that is not a Foreign Subsidiary.

      11.1.6 Pledge Agreement. The Pledge Agreement executed by the Company and each applicable Subsidiary, together with all stock certificates and other documents required to be delivered pursuant thereto.

      11.1.7 Collateral Partnership Assignment. Collateral Assignments of Partnership Interests executed by the Company and AIPC Sales Co.

      11.1.8 Membership Interest Pledge Agreement. The Membership Interest Pledge Agreement executed by the Company and AIPC Finance, Inc.

      11.1.9 Financing Statements. Uniform Commercial Code financing statements executed by the Company, AIPC Sales Co. and AIPC Finance, Inc. with respect to the collateral pledged pursuant to the Pledge Agreement, the Membership Interest Pledge Agreement and/or the Collateral Partnership Assignment, as applicable.

      11.1.10 Borden Brands Acquisition Documents. A certified copy of the Borden Brands Purchase Agreement and all material documents related thereto.

      11.1.11 Other. Such other documents as the Administrative Agent or any Lender may reasonably request.

      11.2 All Credit Extensions. The obligation of each Lender to make any Credit Extension is subject to the following further conditions precedent that:

      11.2.1 No Default. (a) No Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the making of such Credit Extension and (b) the warranties of the Company contained in Section 9 (excluding, except in the case of the initial Credit Extension, (i) the second sentence of Section 9.6 and (ii) Section 9.8) are true and correct in all material respects as of the date of the making of such requested Credit Extension, with the same effect as though made on such date (except to the extent that any warranty relates to an earlier date, in which case such warranty shall be true and correct as of such earlier date).

      11.2.2 Confirmatory Certificate. If requested by the Administrative Agent or any Lender, the Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of the making of such Credit Extension and signed by a duly authorized representative of the Company as to the matters set out in Section 11.2.1 (it being understood that each request by the Company for the making of a Credit Extension shall be deemed to constitute a representation and warranty that the conditions precedent set forth in Section 11.2.1 will be satisfied at the time of the making of such Credit Extension), together with such other documents as the Administrative Agent may reasonably request in support thereof.

      11.3 Certain Loans. The obligation of each Lender to make the first Credit Extension which would result in the Aggregate Outstandings exceeding a Dollar Equivalent amount of $170,000,000 is subject to the condition precedent that all Existing Euro Loans shall have been (or upon application of the proceeds of such Credit Extension will be) paid in full.

      SECTION 12  EVENTS OF DEFAULT AND THEIR EFFECT.

      12.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

      12.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Company hereunder or under any other Loan Document.

      12.1.2 Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of the Company or any Subsidiary in an aggregate Dollar Equivalent amount (for all Debt so affected) exceeding $2,500,000 and such default shall (a) consist of the failure to pay such Debt when due (subject to any applicable grace period), whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity.

      12.1.3 Bankruptcy, Insolvency, etc. The Company or any Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; the Company or any Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver, receiver and manager, administrator, liquidator, provisional liquidator or other custodian for the Company or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors or, in the absence of such application, consent or acquiescence, a trustee, receiver, receiver and manager, administrator, liquidator, provisional liquidator or other custodian is appointed for the Company or any Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Subsidiary), is commenced in respect of the Company or any Subsidiary, and if such case or proceeding is not commenced by the Company or such Subsidiary, it is consented to or acquiesced in by the Company or such Subsidiary, or remains for 60 days undismissed; or the Company or any Subsidiary takes any corporate action to authorize, or in furtherance of, any of the foregoing.

      12.1.4 Non-Compliance with Provisions of This Agreement. Failure by the Company to comply with or to perform any covenant set forth in Section 10.1.5, Sections 10.6 through 10.8 or Sections 10.10 through 10.14; or failure by the Company to comply with or to perform any other provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this
Section 12) and continuance of such failure for 30 days after notice thereof to the Company from the Administrative Agent or any Lender.

      12.1.5 Warranties. Any warranty made by the Company herein is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company to the Administrative Agent or any Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

      12.1.6 ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000.

      12.1.7 Judgments. Final judgments which exceed an aggregate Dollar Equivalent amount of $2,500,000 shall be rendered against the Company or any Subsidiary and shall not have been discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

      12.1.8  Change in Control.  A Change in Control shall occur.

      12.1.9 Invalidity of Loan Documents. (a) The Guaranty shall cease to be in full force and effect with respect to any Guarantor (other than as a result of such Guarantor ceasing to be a Subsidiary of the Company as a result of a transaction permitted hereby), any Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of the Guaranty, or any Guarantor (or any Person by, through or on behalf of such Guarantor) shall contest in any manner the validity, binding nature or enforceability of the Guaranty with respect to such Guarantor.

      (b) Any Collateral Document shall cease to be in full force and effect with respect to the Company or any Guarantor (other than as a result of such Guarantor ceasing to be a Subsidiary of the Company as a result of a transaction permitted hereby), the Company or any Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of any Collateral Document to which such entity is a party, or the Company or any Guarantor (or any Person by, through or on behalf of the Company or such Guarantor) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

      12.2 Effect of Event of Default. If any Event of Default described in
Section 12.1.3 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Notes and all other obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to deliver to the Administrative Agent cash collateral in a Dollar Equivalent amount equal to the outstanding face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind; and in the case of any other Event of Default, the Administrative Agent shall, upon written request of the Required Lenders, declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Notes and all other obligations hereunder to be due and payable and/or demand that the Company immediately deliver to the Administrative Agent cash collateral in a Dollar Equivalent amount equal to the outstanding face amount of all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Notes and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to deliver to the Administrative Agent cash collateral in a Dollar Equivalent amount equal to the face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section
12.1.1 or 12.1.3 may be waived by the written concurrence of all of the Lenders, and the effect as an Event of Default of any other event described in this
Section 12 may be waived by the written concurrence of the Required Lenders. Any cash collateral delivered hereunder shall be held by the Administrative Agent and applied to obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining obligations of the Company hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may direct.

      SECTION 13  THE ADMINISTRATIVE AGENT.

      13.1 Appointment and Authorization. (a) Each Lender hereby irrevocably (subject to Section 13.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement, each other Loan Document and each other document executed by the Company in connection with this Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement, any other Loan Document or any other document executed by the Company in connection with this Agreement, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, in any other Loan Document or any other document executed by the Company in connection with this Agreement, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, any other Loan Document or any other document executed by the Company in connection with this Agreement or otherwise exist against the Administrative Agent.

      (b) The Issuer shall act on behalf of the Lenders with respect to all Letters of Credit and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Lenders to act for the Issuer with respect thereto; provided that the Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 13 with respect to any acts taken or omissions suffered by the Issuer in connection with Letters of Credit issued or proposed to be issued by it and the Letter of Credit Applications and related documents as fully as if the term "Administrative Agent", as used in this Section 13, included the Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuer.

      13.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement, any other Loan Document or any other document executed by the Company in connection with this Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

      13.3 Liability of Administrative Agent. None of the Agent-Related Persons shall (i) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement, any other Loan Document or any other document executed by the Company in connection with this Agreement or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement, any other Loan Document or any other document executed by the Company or any Subsidiary or Affiliate of the Company in connection with this Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Loan Document or any other document executed by the Company in connection with this Agreement, or for any failure of the Company or any other party to any such document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any Affiliate thereof. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any Affiliate thereof.

      13.4 Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement, any other Loan Document, or any other document executed by the Company in connection with this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, any other Loan Document or any other document executed by the Company in connection with this Agreement in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders. Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Agent shall, and in all other instances, the Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

      (b) For purposes of determining compliance with the conditions specified in Section 11, each Lender that has executed this Agreement shall be deemed (absent timely written notice from such Lender to the contrary) to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

      13.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 12; provided that, unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

      13.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, the other Loan Documents and any other documents executed by the Company in connection with this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company or any of its Subsidiaries which may come into the possession of any of the Agent-Related Persons.

      13.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata according to their respective Percentages, from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person's bad faith, gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, closing, delivery, ongoing administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, any other document executed by the Company in connection with this Agreement, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the expiration or termination of the Commitments, the repayment of the Loans and all other obligations of the Company hereunder, the expiration or termination of the Letters of Credit, the termination of this Agreement and the resignation or replacement of the Administrative Agent.

      13.8 Administrative Agent in Individual Capacity. The Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though the Administrative Agent were not the Administrative Agent, the Issuer or the Swing Line Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding the Company or its Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary or Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their respective Loans (if any), the Administrative Agent and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Bank of America were not the Administrative Agent, the Issuer and the Swing Line Lender hereunder, and the terms "Lender" and "Lenders" include Bank of America (and any applicable Affiliate thereof) in such capacity, as applicable.

      13.9 Successor Administrative Agent. The Administrative Agent may, and at the request of the Required Lenders shall, resign as Administrative Agent upon 30 days' notice to the Lenders and the Company. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders. If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 13, Section 14.6 and Section 14.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided for above. Notwithstanding the foregoing, however, Bank of America shall not be required to resign as the Administrative Agent at the request of the Required Lenders unless Bank of America shall also simultaneously be replaced as "Issuer" and as "Swing Line Lender" hereunder pursuant to documentation in form and substance reasonably satisfactory to Bank of America.

      13.10 Other Agents. No Lender identified on the signature pages of this Agreement or any related document as the "Syndication Agent," "Documentation Agent" or "Co-Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, no Lender so identified as the "Syndication Agent," "Documentation Agent" or "Co-Agent" shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

      13.11 Non-Receipt of Funds by the Administrative Agent. Unless the Company or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Company, a payment of principal, interest or fees for the account of any Lender, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Company, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of payment by the Company, the interest rate applicable to the relevant Loan (or, to the extent permitted by applicable law, (x) in the case of interest payable in Dollars and fees, the Base Rate plus the Applicable Base Rate Margin, and (y) in the case of interest payable in any other currency, the Overnight Rate plus the Applicable Eurocurrency Margin).

      SECTION 14  GENERAL.

      14.1 Waiver; Amendments. No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by the Administrative Agent and signed and delivered by Lenders having an aggregate Percentage of not less than the aggregate Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (i) extend any Commitment Reduction Date or reduce the amount of the scheduled reduction on any such date or extend the date fixed for any scheduled payment of any principal of or interest on the Loans, any reimbursement obligation in respect of any Letter of Credit, any fees payable hereunder or any amount payable pursuant to Section 7.6 or Section 8, (ii) reduce the principal amount of any Loan, the rate of interest thereon, any fees payable hereunder or any amount payable pursuant to Section 7.6 or Section 8, (iii) release the Guaranty (other than with respect to a Guarantor which ceases to be a Subsidiary as a result of a transaction permitted hereunder) or all or substantially all of the collateral granted under the Collateral Documents, or (iv) change the aggregate Percentage required to effect an amendment, modification, waiver or consent without, in each case, the consent of each Lender affected thereby. No amendment, modification, waiver or consent shall extend the term of or increase the amount of any Commitment of any Lender without the consent of such Lender. No provision of Section 13 shall be amended, modified or waived without the consent of the Administrative Agent. No provision affecting the rights and duties of the Issuer under this Agreement or any Letter of Credit Application or relating to any Letter of Credit issued or to be issued by it shall be amended, modified or waived without the consent of the Issuer. No provision affecting the rights and duties of the Swing Line Lender under this Agreement shall be amended, modified or waived without the consent of the Swing Line Lender.

      14.2 Notices. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 14.2 or, in the case of the Company, the Administrative Agent, the Issuer or the Swing Line Lender, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Company, the Administrative Agent, the Issuer and the Swing Line Lender. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient, (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid, (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone, and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided that notices and other communications to the Administrative Agent, the Issuer and the Swing Line Lender pursuant to Sections 2 and 6 shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule
14.2 or such other telephone number as shall have been specified pursuant to the procedures above, it being understood that a voicemail message shall not be effective as a notice, communication or confirmation hereunder.

      (b)   Effectiveness of Facsimile Documents and Signatures. Loan
Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the Company, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

      (c) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and shall not constitute effective notice for any other purpose.

      (d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices of borrowing, conversion and continuation) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company, except to the extent resulting from the gross negligence or willful misconduct of the applicable Indemnified Person. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

      14.3 Payments Set Aside. To the extent that the Company makes a payment to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any insolvency proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

      14.4 Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Arranger (including Attorney Costs) in connection with the preparation, negotiation, execution, closing, delivery and ongoing administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the

Administrative Agent and each Lender after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, the Company agrees to pay, and to save the Administrative Agent, the Arranger and the Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided for in this Section 14.4 shall survive the expiration or termination of the Commitments, the repayment of the Loans and all other obligations of the Company hereunder, the expiration or termination of the Letters of Credit and the termination of this Agreement.

      14.5 Successors and Assigns. This Agreement shall be binding upon the Company, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Administrative Agent and the permitted successors and assigns of the Lenders and the Administrative Agent.

      14.6  Assignments; Participations.

      14.6.1 Assignments. Any Lender may, with the prior written consents of the Company (which consent shall not be unreasonably delayed or withheld and shall not be required if an Event of Default exists) and the Administrative Agent, at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an "Assignee") all or any fraction of such Lender's Commitment and such Lender's Loans and other rights and obligations hereunder in respect thereof (which assignment and delegation shall be of a constant, and not a varying, percentage of the assigning Lender's Commitment and Loans and other rights and obligations), in each case in a minimum aggregate amount equal to the lesser of
(a) the assigning Lender's remaining Commitment and (b) $1,000,000; provided that (i) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than the Company is then obligated to pay to the assigning Lender under such Sections, (ii) the consent of the Company shall not be required in the case of an assignment from a Lender to an Affiliate of such Lender, and (iii) the Company and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

            (x) five Business Days (or such lesser period of time as the Administrative Agent and the assigning Lender shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Administrative Agent by such assigning Lender and the Assignee;

            (y) the assigning Lender and the Assignee shall have executed and delivered to the Company and the Administrative Agent an assignment agreement substantially in the form of Exhibit H (an "Assignment Agreement"), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Administrative Agent; and

            (z) the assigning Lender or the Assignee shall have paid the Administrative Agent a processing fee of $3,500.

From and after the date on which the conditions described above have been met,
(x) such Assignee shall have all rights and obligations hereunder in respect of the interests so assigned (and, if such Assignee was not previously a Lender hereunder, shall automatically become a party hereto), (y) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder and (z) upon the distribution by the Administrative Agent to the Company and the Lenders of a new Schedule 1.1(a) which reflects such assignment and delegation, Schedule 1.1(a) hereto shall be deemed to be automatically amended in the form of such new Schedule 1.1(a). Within five Business Days after the effectiveness of any assignment and delegation to an Assignee which was not previously a party hereto, the Company shall execute and deliver to the Administrative Agent (for delivery to such Assignee) a new Note dated the effective date of such assignment. If any assigning Lender assigns all of its rights and obligations hereunder, such assigning Lender shall mark its Note or Notes "canceled" and deliver such Note or Notes to the Company. Any attempted assignment and delegation not made in accordance with this Section
14.6.1 shall be null and void.

      Notwithstanding the foregoing provisions of this Section 14.6.1 or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank (but no such assignment shall release any Lender from any of its obligations hereunder).

      14.6.2 Participations. Any Lender may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Lender, the Note held by such Lender, the Commitment of such Lender, the participation interest of such Lender in any Letter of Credit or any other interest of such Lender hereunder (any Person purchasing any such participating interest being called a "Participant"). In the event of a sale by a Lender of a participating interest to a Participant, (x) such Lender shall remain the holder of its Note for all purposes of this Agreement, (y) the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the third sentence of Section
14.1. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 and Section 8 as if it were a Lender (provided that no Participant shall receive any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Lender if no participation had been sold).


      14.6.3      Designation of SPVs.

      (a) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPV", identified as such in writing from time to time by such Granting Lender to the Administrative Agent and the Company) the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPV shall exercise any voting rights pursuant to Section 14.1 (such voting rights to be exercised instead by such Granting Lender) and (iv) with respect to notices, payments and other matters hereunder, the Company, the Administrative Agent and the Lenders shall not be obligated to deal with an SPV, but may limit their communications and other dealings relevant to such SPV to the applicable Granting Lender. The funding of any Loan hereunder by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender.

      (b) As to any Loans or portion thereof made by it, each SPV shall have all the rights that its applicable Granting Lender making such Loan or portion thereof would have had under this Agreement; provided, however, that each SPV shall have granted to its Granting Lender an irrevocable power of attorney to deliver and receive all communications and notices under this Agreement (and any related documents) and to exercise on such SPV's behalf, all of such SPV's voting rights under this Agreement. No additional Note shall be required to evidence the Loan or portion thereof made by an SPV; and the related Granting Lender shall be deemed to hold its Note as agent for such SPV to the extent of the Loan or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Granting Lender as agent for such SPV.

      (c) Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.

      (d) In addition, notwithstanding anything to the contrary contained in this Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Loan to the Granting Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 14.6.3 may not be amended without the written consent of any Granting Lender affected thereby.

      14.7 Governing Law. This Agreement and each Note shall be a contract made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

      14.8 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

      14.9 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Company in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Company (or to any other Person who may be entitled thereto under applicable law).

      14.10 Indemnification by the Company; Exculpation. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold the Agent-Related Persons and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby or thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any bankruptcy or insolvency proceeding or any appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit or the use of the proceeds thereof, or related to any transactions entered into in connection herewith, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Company shall not have any obligation hereunder to any Indemnified Person with respect to (a) Indemnified Liabilities resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Person or (b) any taxes for which the Company is not liable pursuant to the provisions of Section 7.6. The Company agrees that none of the Indemnified Persons shall be liable to the Company for any action taken or omitted to be taken by any of them under or in connection with this Agreement, any other Loan Document or any other document executed by the Company in connection with this Agreement or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct or a breach of the express terms of this Agreement), and the Company further agrees that in no event shall any Indemnified Person be liable to the Company for any punitive or exemplary damages as a result of any such action taken or omitted. All obligations and agreements in this Section 14.10 shall survive the expiration or termination of the Commitments, the repayment of the Loans and all other obligations of the Company hereunder, the expiration or termination of the Letters of Credit, and the termination of this Agreement.

      14.11 Economic and Monetary Union in the European Community.

      (a) If, as a result of the implementation of the European economic and monetary union ("EMU"), any currency available for borrowing under this Agreement (a "national currency") and the Euro are at the same time both recognized by the central bank or comparable Governmental Authority of the state issuing such currency as lawful currency of such state, then any amount borrowed hereunder by the Company in such national currency shall be payable in such national currency and any amount borrowed hereunder in the Euro shall be payable in the Euro. After the European Central Lender and/or the comparable Governmental Authority ceases to recognize any national currency, then the amount so payable shall be determined by redenominating or converting such national currency into the Euro at the exchange rate officially fixed by the European Central Lender for the purpose of implementing the EMU. Prior to the occurrence of the event or events described above, each amount payable hereunder in any such national currency will, except as otherwise provided herein, continue to be payable only in that national currency.

      (b) The Company shall from time to time, at the request of any Lender, pay to such Lender the amount of any losses, damages, liabilities, claims, reduction in yield, additional expense or increased cost incurred by, or of any reduction in any amount payable to or in the effective return on its capital to, or any decrease or delay in the payment of interest or other return foregone by, such Lender or any of its Affiliates as a result of any political, tax, liquidity, currency exchange or market risk resulting from the introduction of, changeover to or operation of the Euro in any applicable nation or Eurocurrency market.

     (c) In addition, this Agreement will be amended to the extent determined Administrative Agent (acting reasonably and in consultation with the Company) to be necessary to reflect such implementation of the EMU and change in currency and to put the Lenders and the Company in the same position, so far as possible, that they would have been in if such implementation and change in currency had not occurred. Except as provided in the foregoing provisions of this Section 14.11, no such implementation or change in currency nor any economic consequences resulting therefrom shall (i) give rise to any right to terminate prematurely, contest, cancel, rescind, alter, modify or renegotiate the provisions of this Agreement or (ii) discharge, excuse or otherwise affect the performance of any obligation of the Company under this Agreement or any Note.

      14.12 Confidentiality. The Administrative Agent, the Issuer and the Lenders shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and, in any event, may make disclosure on the same confidential basis as provided for herein that is reasonably required by any actual or bona fide potential transferee or participant in connection with the contemplated transfer of any Loan or participation therein or in any Letter of Credit or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each of the Administrative Agent and each Lender shall notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Administrative Agent or such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

      14.13 No Third Parties Benefitted. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Lenders, the Administrative Agent, the Agent-Related Persons and the Indemnified Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

      14.14 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH PROPERTY MAY BE FOUND. EACH OF THE ADMINISTRATIVE AGENT, THE COMPANY AND EACH LENDER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

      14.15 Waiver of Jury Trial. EACH OF THE ADMINISTRATIVE AGENT, THE COMPANY, THE ISSUER AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

      14.16 MISSOURI STATUTORY NOTICE. The Following notice is given to comply with Mo. Rev. Stat. Section 432.045:

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

      14.17 Entire Agreement. This Agreement, together with the other Loan Documents (and any fee letter between the Company and the Administrative Agent and/or the Arranger), embodies the entire agreement and understanding among the Company, the Lenders, the Issuer and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

                     [SIGNATURES BEGIN ON THE NEXT PAGE]

Delivered as of the day and year first above written.

                             AMERICAN ITALIAN PASTA COMPANY


                             By: /s/ Warren Schmidgall
                                 ---------------------
                             Title: Senior Vice President/
                                Chief Financial Officer

                             BANK OF AMERICA, N.A., as Administrative Agent

                             By: /s/ David A. Johanson
                                 ---------------------
                              Title: Vice President

                             BANK OF AMERICA, N.A., as a Lender


                             By /s/Thomas R. Mahoney
                                --------------------
                             Title: Senior Vice President

                             BANK ONE, WISCONSIN, as Documentation Agent and as a Lender


                             By /s/Cindy L. Wavrunck
                                --------------------
                              Title: Vice President

                             FIRSTAR BANK, N.A., as Syndication Agent and as a Lender


                             By /s/ Bruce A. Easterly
                                ---------------------
                              Title: Vice President

                             CREDIT AGRICOLE INDOSUEZ, as Co-Agent and as a Lender


                             By  /s/ Alan I. Schmelzer
                                ----------------------
                             Title: Vice President, Senior Relationship
                                    Manager


                             By /s/ Theodore D. Tice
                                ----------------------
                             Title: Vice President, Senior Relationship
                                    Manager

                             FLEET NATIONAL BANK, as Co-Agent and as a Lender


                             By /s/Lori H. Jou
                                --------------
                              Title: Vice President

                             KEYBANK NATIONAL ASSOCIATION, as Co-Agent and as a Lender


                             By /s/ Mary K. Young
                                -----------------
                              Title: Vice President

                             COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK
                             B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH, as Co-Agent and as a Lender


                             By /s/ W. Jeffrey Vollack
                                ----------------------
                             Title: Senior Credit Officer, Senior Vice
                                    President


                             By /s/ Thomas F. Kelly
                                -------------------
                              Title: Vice President

                             WACHOVIA BANK, N.A., as Co-Agent and as a Lender


                             By /s/ Andrew B. Deskins
                                -----------------------
                             Title: Senior Vice President

                             WELLS FARGO BANK, N.A., as Co-Agent and as a
                             Lender


                             By /s/ Peter Arendt
                                --------------------
                             Title:  Vice President

                             BANCA NAZIONALE DEL LAVORO S.P.A.


                             By /s/ Leonardo Valentini
                                ----------------------
                             Title: First Vice President


                             By /s/ Juan J. Cortes
                                ------------------
                              Title: Vice President

                              THE BANK OF NEW YORK


                             By /s/ John-Paul Marotta
                                ---------------------
                              Title: Vice President

                             COMERICA BANK


                             By /s/Neran Shaya
                                ---------------
                              Title: Vice President

                             COMMERCE BANK, N.A.


                             By /s/Lance Holden
                                ---------------
                              Title: Vice President

                             SUNTRUST BANK


                             By /s/  Michael Pugsley
                                -----------------------
                             Title: Vice President

                               UNICREDITO ITALIANO


                             By /s/ Christopher J. Eldin
                                -------------------------
                             Title: First Vice President & Deputy Manager


                             By /s/ Nicola Longo Dente
                                -----------------------
                             Title: First Vice President

                             UMB BANK, N.A.


                             By /s/ David A. Proffitt
                                ---------------------
                             Title: Senior Vice President

                                 SCHEDULE 1.1(a)

                      LENDERS, COMMITMENTS AND PERCENTAGES

                                                 Amount of
Name of Lender                                   Commitment       Percentage
--------------                                   ----------       ----------
Bank of America, N.A.                              $29,000,000    9.666666667%
Bank One, Wisconsin                                $27,000,000    9.000000000%
Firstar Bank, N.A.                                 $27,000,000    9.000000000%
Credit Agricole Indosuez                           $22,000,000    7.333333333%
Fleet National Bank                                $22,000,000    7.333333333%
KeyBank National Association                       $22,000,000    7.333333333%
Cooperatieve Centrale                              $22,000,000    7.333333333%
Raiffeisen-Boerenleenbank B.A., "Rabobank
Nederland", New York Branch
Wachovia Bank, N.A.                                $22,000,000    7.333333333%
Wells Fargo Bank, N.A.                             $22,000,000    7.333333333%
Banca Nazionale Del Lavoro S.p.A.                  $15,000,000    5.000000000%
The Bank of New York                               $15,000,000    5.000000000%
Comerica Bank                                      $10,000,000    3.333333333%
Commerce Bank, N.A.                                $10,000,000    3.333333333%
SunTrust Bank                                      $15,000,000    5.000000000%
UniCredito Italiano                                $10,000,000    3.333333333%
UMB Bank, N.A.                                     $10,000,000    3.333333333%
                                             ----------------------------------
TOTALS                                            $300,000,000   100.00000000%

                                 SCHEDULE 1.1(b)

      PRICING SCHEDULE

       The Applicable Eurocurrency Margin, the Applicable Base Rate Margin, the Non-Use Fee Rate and the LC Fee Rate shall be determined based on the applicable Leverage Ratio as set forth below.

Level      Applicable Eurocurrency   Applicable Base   Non-Use Fee Rate
-----        Margin/LC Fee Rate for    Rate Margin     ----------------
              Letters of Credit      -------------
              ------------------

Level I            0.625%                0.000%             0.150%
Level II           0.750%                0.000%             0.175%
Level III          0.875%                0.000%             0.200%
Level IV           1.000%                0.000%             0.225%
Level V            1.250%                0.000%             0.275%
Level VI           1.625%                0.375%             0.350%

         Level I applies when the Leverage Ratio is less than or equal to 1.00 to 1.

         Level II applies when the Leverage Ratio is greater than 1.00 to 1 but less than or equal to 1.50 to 1.

         Level III applies when the Leverage Ratio is greater than 1.50 to 1 but less than or equal to 2.00 to 1.

         Level IV applies when the Leverage Ratio is greater than 2.00 to 1 but less than or equal to 2.50 to 1.

         Level V applies when the Leverage Ratio is greater than 2.50 to 1 but less than or equal to 3.00 to 1.

         Level VI applies when the Leverage Ratio is greater than 3.00 to 1.

         Initially, the applicable Level shall be Level V. Beginning with September 28, 2001, the applicable Level shall be adjusted, to the extent applicable, 45 days (or, in the case of the last Fiscal Quarter of any Fiscal Year, 90 days) after the end of each Fiscal Quarter based on the Leverage Ratio as of the last day of such Fiscal Quarter; provided that if the Company fails to deliver the financial statements required by Section 10.1.1 or 10.1.2, as applicable, by the due date therefor, Level VI shall apply from such due date until such financial statements are delivered. Any adjustment to a Level shall apply immediately for all outstanding Loans and Letters of Credit.

                                  SCHEDULE 14.2
                              ADDRESSES FOR NOTICES

AMERICAN ITALIAN PASTA COMPANY

4100 North Mulberry Drive
Suite 200
Kansas City, MO 64116
Attention: Chief Financial Officer
Telephone: (816) 584-4636
Facsimile: (816) 584-5736

BANK OF AMERICA, N.A.

For notices of borrowing and payments:

901 Main Street
Dallas, TX
Attention: Monica Barnes
Telephone: (214) 209-9289
Facsimile: (314) 290-9442

For notices regarding Standby Letters of Credit:

Trade Operations - Los Angeles
333 S. Beaudry Avenue, 23rd Floor
Mail Code CA9-703-19-23
Los Angeles, CA 90017-1466
Attention: Ben Cortes
Telephone: (213) 345-5230
Facsimile: (213) 345-6710

For notices regarding Commercial Letters of Credit:

Trade Operations - Los Angeles
333 S. Beaudry Avenue, 23rd Floor
Mail Code CA9-703-19-15
Los Angeles, CA 90017-1466
Attention: Frantz Bellevue
Telephone: (213) 345-6616
Facsimile: (213) 345-9665

For all other administrative matters:

231 South LaSalle Street
Chicago, IL 60697
Mail Code IL1-231-08-30
Attention: David A. Johanson
Telephone: (312) 828-7933
Facsimile: (877) 207-0485
Email: David.Johanson@bankofamerica.com

For all other notices:

1200 Main St.
MO8-060-12-12
Kansas City, MO 64105-1702
Attention: Thomas R. Mahoney
Telephone: (816) 979-7921
Facsimile: (861) 979-7561
Email: Tom.Mahoney@bankofamerica.com

BANK ONE, WISCONSIN

For notices of borrowing and payments:

401 W. Main Street
Louisville, KY 40202
Attention: Jenny Fox
Telephone: (502) 566-8373
Facsimile: (502) 566-8994

For all other notices:

111 E. Wisconsin Avenue
P.O. Box 2033
Milwaukee, WI 53201
Attention: Cindy L. Wavrunck
Telephone: (414) 765-2109
Facsimile: (414) 765-2176
Email: cindy_l_wavrunck@bankone.com

FIRSTAR BANK, N.A.

For notices of borrowing and payments:

1850 Osborn Avenue
Oshkosh, WI 54902
Attention: Connie Sweeney
Telephone: (920) 426-7604
Facsimile: (920) 426-7993

For all other notices:

1101 Walnut, 7th Floor
Kansas City, MO 64106
Attention: Bruce Easterly
Telephone: (816) 871-2174
Facsimile: (816) 871-2226
Email: bruce.a.easterly@firstar.com

CREDIT AGRICOLE INDOSUEZ

For notices of borrowing and payments:

55 East Monroe
47th Floor
Chicago, IL 60603
Attention: Natalie Klotz
Telephone: (312) 917-7498
Facsimile: (502) 372-4421
Email: nklotz@us.ca-indosuez.com

For all other notices:

55 East Monroe
47th Floor
Chicago, IL 60603
Attention: Alan Schmelzer
Telephone: (312) 917-7455
Facsimile: (502) 372-3455
Email: aschmelz@us.ca-indosuez.com

FLEET NATIONAL BANK

For notices of borrowing and payments:

100 Federal Street
Mail Code MA DE 10008H
Boston, MA 02110
Attention: Michael Butler
Telephone: (617) 434-5777
Facsimile: (617) 434-9933
Email: michael_c_butler@fleet.com

For all other notices:

100 Federal Street
Mail Code MA DE 10008H
Boston, MA 02110
Attention: Lori H. Jou
Telephone: (617) 434-3898
Facsimile: (617) 434-0637
Email: lori_h_jou@fleet.com

KEYBANK NATIONAL ASSOCIATION

For notices of borrowing and payments:

127 Public Square
Cleveland, OH 44114
Attention: Kathy Koenig
Telephone: (216) 689-4228
Facsimile: (216) 689-4981

For all other notices:

127 Public Square
Cleveland, OH 44114
Attention: Mary K. Young
Telephone: (216) 689-4443
Facsimile: (216) 689-4981

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH

For notices of borrowing and payments:

10 Exchange Place, 16th Floor
Jersey City, NJ 07302
Attention: Clemencia Stewart
Telephone: (201) 499-5245
Facsimile: (201) 499-5328

For all other notices:

300 S. Wacker Drive
Suite 3500
Chicago, IL 60606
Attention: Tom Kelly
Telephone: (312) 408-8222
Facsimile: (312) 408-8240

WACHOVIA BANK, N.A.

For notices of borrowing and payments:

191 Peachtree Street
Atlanta, GA 30303-1757
Attention: Yolanda Pearison
Telephone: (404) 332-4295
Facsimile: (404) 332-6898
Email: Yolanda.pearison@wachovia.com

For all other notices:

191 Peachtree Street
Atlanta, GA 30303-1757
Attention: Andrew B. Deskins
Telephone: (404) 332-1213
Facsimile: (404) 332-4136
Email: Andrew.deskins@wachovia.com

WELLS FARGO BANK, N.A.

For notices of borrowing and payments:

1740 Broadway
Denver, CO 80274
Attention: James Carpinelli
Telephone: (303) 863-5357
Facsimile: (303) 863-2729
Email: James.A.Carpinelli@wellsfargo.com

For all other notices:

4100 N. Mulberry
Suite 105
Kansas City, MO 64116
Attention: Peter Arendt
Telephone: (816) 506-5334
Facsimile: (816) 587-9537
Email: arendtph@wellsfargo.com

BANCA NAZIONALE DEL LAVORO S.P.A.

For notices of borrowing and payments:

25 West 51st Street
New York, NY 10019
Attention: Anna Hernandez
Telephone: (212) 314-0679
Facsimile:(212) 765-2978

For all other notices:

25 West 51st Street
New York, NY 10019
Attention: Juan J. Cortes
Telephone: (212) 314-0295
Facsimile: (212) 765-2978
Email: Juan.Cortes@BNLMAIL.com

THE BANK OF NEW YORK

For notices of borrowing and payments:

1 Wall Street
New York, NY 10286
Attention: Millie Hall
Telephone: (212) 635-6687
Facsimile: (212) 635-7923

For all other notices:

1 Wall Street
New York, NY 10286
Attention: John-Paul Marotta
Telephone: (212) 635-8204
Facsimile: (212) 635-1208

COMERICA BANK

For notices of borrowing and payments:

500 Woodward Avenue
Detroit, MI 48226
Attention: Stepahnie Williams
Telephone: (313) 222-3904
Facsimile: (312) 222-9516
Email: stepahnie_c_williams@comerica.com

For all other notices:

500 Woodward Avenue
Detroit, MI 48226
Attention: Neran Shaya
Telephone: (313) 222-3070
Facsimile: (312) 222-9516
Email: neran_shaya@comerica.com

COMMERCE BANK, N.A.

For notices of borrowing and payments:

1000 Walnut Street
BB17-3
Kansas City, MO 64106
Attention: Diane Jones
Telephone: (816) 234-2702
Facsimile: (816) 234-7891

For all other notices:

1000 Walnut Street
BB17-3
Kansas City, MO 64106
Attention: Lance Holden
Telephone: (816) 234-21935
Facsimile: (816) 234-7290
Email: lance.holden@commercebank.com

SUNTRUST BANK

For notices of borrowing and payments:

303 Peachtree Street, NE
10th Floor
MC 1941
Atlanta, GA 30308
Attention: Michelle Wood-Welch
Telephone: (404) 588-8038
Facsimile: (404) 230-1940
Email: michelle.wood@suntrust.com

For all other notices:

303 Peachtree Street, NE
3rd Floor, MC 1905
Atlanta, GA 30308
Attention: Michael Pugsley
Telephone: (404) 724-3635
Facsimile: (404) 230-5305
Email: michael.pugsley@suntrust.com

UNICREDITO ITALIANO GROUP

For notices of borrowing and payments:

375 Park Avenue
New York, NY 10152
Attention: Angie Blanco
Telephone: (212) 546-9616/9615
Facsimile: (212) 546-9675

For all other notices:

375 Park Avenue
New York, NY 10152
Attention: Christopher J. Eldin
Telephone: (212) 546-9611
Facsimile: (212) 546-9665
Email: NewYorkBranch@Gruppocredit.it

UMB BANK, N.A.

For notices of borrowing and payments:

928 Grand Avenue
Kansas City, MO 64106
Attention: Vaughnda Ritchie
Telephone: (816) 860-7019
Facsimile: (816) 860-7796
Email: vaughnda.ritchie@umb.com

For all other notices:

1010 Grand Avenue
Kansas City, MO 64106
Attention: David Proffitt
Telephone: (816) 860-7935
Facsimile: (816) 860-7143
Email: david.proffitt@umb.com